Exhibit 10.45
Confidential Materials omitted and filed separately with the
Securities and Exchange Commission. Asterisks denote omissions.
LICENSE AGREEMENT
Dated December 18, 2007
By and Between
Idera Pharmaceuticals, Inc.
And
Merck KGaA

TABLE OF CONTENTS

ARTICLE 1	DEFINITIONS	1

ARTICLE 2	LICENSES AND OTHER RIGHTS	12
2.1	GRANT OF LICENSE TO MERCK	12
2.2	GRANT OF SUBLICENSE TO MERCK	12
2.3	GRANT OF SUBLICENSE BY MERCK	12
2.4	TECHNOLOGY TRANSFER	13
2.5	MANUFACTURING TECHNOLOGY TRANSFER	13
2.6	PROCEDURES FOR TECHNOLOGY TRANSFER	13
2.7	MERCK EXCLUSIVITY	14
2.8	LIMITATIONS ON USE OF COMPOUNDS AND FOLLOW-ON COMPOUNDS	14

ARTICLE 3	PRODUCT DEVELOPMENT AND COMMERCIALIZATION; REGULATORY MATTERS	14
3.1	DEVELOPMENT OF THE LICENSED PRODUCT BY MERCK	14
3.2	CLINICAL TRIAL ON-GOING AS OF EFFECTIVE DATE	14
3.3	REIMBURSEMENT OF DEVELOPMENT COSTS	15
3.4	LICENSOR SUPPORT IN THE DEVELOPMENT	15
3.5	JOINT RESEARCH COMMITTEE	16
3.6	FOLLOW-ON COMPOUNDS	16
3.7	COMMERCIALIZATION	17
3.8	MANUFACTURING AND SUPPLY	17
3.9	DILIGENCE BY MERCK	17
3.10	ANNUAL REPORTING	18
3.11	TRADEMARKS	18

ARTICLE 4	REGULATORY MATTERS	18
4.1	REGULATORY FILINGS	18
4.2	COMMUNICATIONS WITH AUTHORITIES	18
4.3	ADVERSE EVENT REPORTING	19

ARTICLE 5	FINANCIAL PROVISIONS	20
5.1	INITIAL FEE	20
5.2	MILESTONE PAYMENTS	20
5.3	COMMERCIAL EVENT PAYMENTS	22
5.4	ROYALTY PAYMENTS FOR LICENSED PRODUCTS	22
5.5	REDUCTIONS AND REIMBURSEMENTS	23
5.6	TIMING OF PAYMENT	25
5.7	MODE OF PAYMENT, CURRENCY AND INVOICING	25
5.8	ROYALTY REPORTS AND RECORDS RETENTION	25
5.9	LEGAL RESTRICTIONS	25
5.10	LATE PAYMENTS	25
5.11	AUDITS	26
5.12	COMPULSORY LICENSE	26
5.13	TAXES	27

ARTICLE 6	INVENTIONS AND PATENTS	27
6.1	CERTIFICATION UNDER DRUG PRICE COMPETITION AND PATENT RESTORATION ACT	27
6.2	LISTING OF PATENTS	27
6.3	TITLE TO INVENTIONS	27
6.4	FURTHER ASSURANCES	28
6.5	PATENT PROSECUTION AND MAINTENANCE	28
6.6	ENFORCEMENT OF PATENTS	29
6.7	THIRD PARTY ACTIONS CLAIMING INFRINGEMENT	31

ARTICLE 7	CONFIDENTIALITY	31
7.1	CONFIDENTIALITY OBLIGATIONS	31
7.2	PUBLICATIONS	32
7.3	PRESS RELEASES AND DISCLOSURE	33

ARTICLE 8	REPRESENTATIONS, WARRANTIES AND COVENANTS	33
8.1	REPRESENTATIONS AND WARRANTIES	33
8.2	ADDITIONAL REPRESENTATIONS AND WARRANTIES OF LICENSOR	34
8.3	NO WARRANTY	35

ARTICLE 9	INDEMNIFICATION AND INSURANCE	36
9.1	INDEMNIFICATION BY MERCK	36
9.2	INDEMNIFICATION BY LICENSOR	36
9.3	NO CONSEQUENTIAL DAMAGES	36
9.4	NOTIFICATION OF CLAIMS; CONDITIONS TO INDEMNIFICATION OBLIGATIONS	36
9.5	INSURANCE	37

ARTICLE 10	TERM AND TERMINATION	37
10.1	TERM AND EXPIRATION	37
10.2	TERMINATION OF THE AGREEMENT BY MERCK FOR CONVENIENCE	37
10.3	TERMINATION UPON MATERIAL BREACH	38
10.4	EFFECTS OF TERMINATION	38
10.5	BANKRUPTCY	39

ARTICLE 11	DISPUTE RESOLUTION	40
11.1	DISPUTES	40
11.2	ESCALATION TO EXECUTIVE OFFICERS	40

ARTICLE 12	HSR MATTERS	40
12.1	HSR FILINGS	40
12.2	HSR COOPERATION; FURTHER ASSURANCES	40
12.3	HSR-RELATED DEFINED TERMS	41
12.4	TERMINATION BASED ON FAILURE TO OBTAIN HSR CLEARANCE	41

ARTICLE 13	MISCELLANEOUS PROVISIONS	41
13.1	RELATIONSHIP OF THE PARTIES	41
13.2	ASSIGNMENT	42
13.3	PERFORMANCE BY AFFILIATES	42
13.4	CHANGE OF CONTROL	42
13.5	FURTHER ACTIONS	43
13.6	ACCOUNTING PROCEDURES	43
13.7	FORCE MAJEURE	43
13.8	NO TRADEMARK RIGHTS	43
13.9	ENTIRE AGREEMENT OF THE PARTIES; AMENDMENTS	43
13.10	CAPTIONS	43
13.11	GOVERNING LAW; JURISDICTION	43
13.12	NOTICES AND DELIVERIES	44
13.13	WAIVER	44
13.14	RIGTHS OF THIRD PARTIES	45
13.15	SEVERABILITY	45
13.16	COUNTERPARTS	45

LICENSE AGREEMENT
     THIS LICENSE AGREEMENT (the “Agreement”) is dated as of December 18, 2007 (the “Signing Date") by and between Idera Pharmaceuticals, Inc., a corporation organized under the laws of Delaware having its place of business at 167 Sidney Street, Cambridge, MA 02139, United States (“Licensor”), and Merck KGaA, a general partnership limited by shares organized under German law having a place of business at Frankfurter Strasse 250, 64293 Darmstadt, Germany (“Merck”). Licensor and Merck may be referred to herein as a “Party” or, collectively, as “Parties.”
RECITALS:
     Whereas, Licensor is a pharmaceutical company engaged in the discovery and development of modulators of toll-like receptors (“TLRs”), including the Compounds (as hereinafter defined);
     Whereas, Merck, through its division Merck Serono for innovative pharmaceuticals, and its Affiliates (as hereinafter defined) are engaged in the research, development and commercialization of pharmaceuticals products, and Merck is interested in developing and commercializing products comprising the Compounds; and
     Whereas, Merck desires to license from Licensor and Licensor wishes to license to Merck, on an exclusive, worldwide basis, the right to develop and commercialize products comprising the Compounds for certain Indications (as hereinafter defined) and therapeutic areas.
     Now, Therefore, in consideration of the various promises and undertakings set forth herein, the Parties agree as follows:
Article 1
DEFINITIONS
     Unless otherwise specifically provided herein, the following terms shall have the following meanings:
     1.1 “Adverse Event” means any serious untoward medical occurrence in a patient or subject who is administered a Licensed Product, but only if and to the extent that such serious untoward medical occurrence is required under applicable Laws to be reported to the FDA or any other Regulatory Authority.
     1.2 “Affiliate” shall mean, in relation to any Party: (a) any company or other entity in which more than fifty percent (50%) of the voting rights, shares or other equity interest are owned and controlled directly or indirectly by that Party; and/or (b) any individual, company or other entity which owns and controls directly or indirectly more than fifty percent (50%) of the voting rights, shares or other equity interest of that Party; and/or (c) any individual, company or other entity which has the power to direct or cause direction of the management and policies of that Party (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise); and/or (d) any company or other entity in which more than fifty percent (50%) of the voting rights, shares or other equity interest are owned and controlled directly or indirectly by an individual or entity responding to the definition of (c) above.
     1.3 “Calendar Quarter” means each three (3) month period commencing January 1, April 1, July 1 or October 1.
     1.4 “Calendar Year” means the period beginning on the 1st of January and ending on the 31st of December of the same year.
     1.5 “Clinical Trial” means a clinical trial in human subjects that has been approved by a Regulatory Authority and is designed to measure the safety and/or efficacy of a Licensed Product. Clinical Trials shall include Phase I Trials, Phase I/II Trials, Phase II Trials and Phase III Trials.
     1.6 “Change of Control” means (a) a transaction or series of related transactions that results in the sale or other disposition of all or substantially all of a Party’s assets; or (b) a merger or consolidation in which a Party is not the surviving corporation or in which, if a Party is the surviving corporation, the shareholders of such Party immediately prior to the consummation of such merger or consolidation do not, immediately after consummation of such merger or consolidation, own stock or other securities of the Party that possess a majority of the voting power of all of the Party’s outstanding stock and other securities and the power to elect a majority of the members of the Party’s board of directors; or (c) a transaction or series of related transactions (which may include without limitation a tender offer for a Party’s stock or the issuance, sale or exchange of stock of a Party) if the shareholders of such Party immediately prior to the initial such transaction do not, immediately after consummation of such transaction or any of such related transactions, own stock or other securities of the Party that possess a majority of the voting power of all of the Party’s outstanding stock and other securities and the power to elect a majority of the members of the Party’s board of directors.
     1.7 “Combination Product” means a Licensed Product containing one or more Compounds and/or Follow-On Compounds together, in one package or formulated into one product, with one or more other active ingredients.
     1.8 “Commercialization” or “Commercialize” means any and all activities undertaken after Regulatory Approval of an NDA for a particular Licensed Product and that relate to the marketing, promoting, distributing, importing for sale, offering for sale, and selling of the Licensed Product, and interacting with Regulatory Authorities regarding the foregoing. Commercialization shall also include Phase IV Studies.
     1.9 “Commercially Reasonable Efforts” means, (a) with respect to the efforts to be expended by any Party with respect to any objective, such reasonable, diligent, and good faith efforts as such Party would normally use to accomplish a similar objective under similar circumstances, and (b) with respect to any objective relating to Development or Commercialization of a Licensed Product by Merck, the application by Merck of diligent efforts and resources to fulfill the obligation in issue where it is commercially viable to do so, consistent with the usual practice followed by Merck for a product at a similar stage in its product life as the Licensed Product and having profit potential and strategic value comparable to that of the

Licensed Product, taking into account, without limitation, scientific, development, technical, commercial and regulatory factors, target product profiles, product labeling, past performance, the regulatory environment and competitive market conditions in the therapeutic area, safety and efficacy of a subject product, the strength of its proprietary position and such other factors as Merck may reasonably consider, all based on conditions then prevailing. Commercially Reasonable Efforts will not mean that Merck commits that it will actually accomplish the applicable task.
     1.10 “Competing Product” means any TLR-9 agonist compound developed by Licensor for use in the Field that (a) stimulates TLR-9, or (b) stimulates the TLR-9-mediated immune response through direct interaction with proteins that are primarily involved in the TLR-9 intracellular signaling pathway.
     1.11 “Compound(s)” means (a) the TLR-9 agonist known as IMO-2055, (b) the TLR-9 agonist known as IMO-2125, (c) any [**] (all described together in this clause (c) hereinafter “Compound Improvements”), (d) any [**]. The molecular structures of IMO-2055 and IMO-2125 are set forth on Schedule 1.11.
     1.12 “Compulsory License” means a compulsory license under Licensor Technology obtained by a Third Party through the order, decree, or grant of a competent Governmental Body or court, authorizing such Third Party to develop, make, have made, use, sell, offer to sell or import a Licensed Product in any country in the Field in the Territory.
     1.13 “Confidential Information” of a Party means such Party’s confidential information relating to its business, operations and products, including but not limited to, any technical information, Know-How, trade secrets, or inventions (whether patentable or not) that it discloses to the other Party under this Agreement.
     1.14 “Controlled” means, with respect to (a) Patent Rights, (b) Know-How or (c) biological, chemical or physical material, that the Party or one of its Owned Affiliates owns or has a license or sublicense to such right, item, or material (or in the case of material, has the right to physical possession of such material) and has the ability to grant a license or sublicense to, or assign its right, title and interest in and to, such right, item or material as provided for in this Agreement without violating the terms of any agreement or other arrangement with any Third Party. For purposes of this Agreement, inventions or discoveries (whether or not patentable) made jointly by employees or others acting on behalf of Licensor together with employees or others acting on behalf of Merck shall be deemed to be Controlled by both Parties. As used in this Section 1.14 “Owned Affiliate” means any Affiliate as to which (i) the relevant Party is the beneficial owner of at least fifty percent (50%) of the voting share capital, and/or (ii) the relevant Party has the ability to control the policies of (or to control the hiring and firing of the management who determine the policies of) through a voting agreement or other contract.
     1.15 “Cover”, “Covering” or “Covered” means, with respect to a Licensed Product, that the making or having made, using, selling, offering for sale or importing of such Licensed Product would, but for ownership of, or a license granted to, the relevant Patent Rights, infringe a Valid Claim of the relevant Patent Rights in the country in which the activity occurs.

     1.16 “Development” or “Develop” means, with respect to a Licensed Product, the performance of all pre-clinical and clinical development (including, without limitation, toxicology, pharmacology, test method development and stability testing, process development, formulation development, quality control development, statistical analysis, Clinical Trials (excluding post-Regulatory Approval of an NDA Clinical Trials), manufacturing and regulatory activities that are required to obtain Regulatory Approval of such Licensed Product in the Field in the Territory under this Agreement.
     1.17 “Development Costs” means those Out-Of-Pocket Expenses incurred by Licensor after the Effective Date that are directly and solely attributable to the achievement of work or activities performed by or on behalf of Licensor after the Effective Date toward the completion of the On-Going Trials.
     1.18 “Effective Date” means, (a) if HSR Filings are not required under the HSR Act with respect to the transactions contemplated by this Agreement, the Signing Date or (b) if HSR Filings are required under the HSR Act with respect to the transactions contemplated by this Agreement, the HSR Clearance Date.
     1.19 “Euros” or “€” means the lawful currency of the Member States of the European Union that adopt the single currency in accordance with the relevant European Union Treaties.
     1.20 “EMEA” means the European Medicines Agency or any successor agency.
     1.21 “FDA” means the United States Food and Drug Administration, or a successor federal agency thereto.
     1.22 “Field” means prevention, treatment, cure and/or delay of the onset or progression of cancer in humans. The Field shall specifically include the use of Licensed Product as a monotherapy product or as a Combination Product, whereby the latter shall include, but not be limited to, the combination of the Licensed Product with therapeutic monoclonal antibodies, including those labeled or tagged, other therapeutic recombinant proteins, other biologically active nucleic acids or derivatives thereof (excluding DNA vaccines), small molecule chemical entities and irradiation. The Field excludes the use of any Compound, Follow-On Compound and/or Licensed Product as an adjuvant contained in or administered in conjunction with any prophylactic and/or therapeutic vaccine for the prevention and/or treatment of any type of cancer, including (for purposes of clarity) the prevention and/or treatment of viruses that are considered precursors to cancer (a “Cancer Vaccine”); provided that [**].
     1.23 “First Commercial Sale” means, with respect to a Licensed Product in any country, the first commercial transfer or disposition for value of such Licensed Product giving rise to Net Sales in such country to a Third Party by Merck, an Affiliate of Merck or a Sublicensee.
     1.24 “Follow-On Compound(s)” means (a) any of the [**] TLR-9 agonists Covered by the Licensor Patents that Licensor shall offer to Merck pursuant to Section 3.6 below, (b) any [**], (all described together in this clause (b) hereinafter “Follow-On Compound Improvements”), and (c) any [**]. Notwithstanding the foregoing, for purposes of Sections 1.58 and 5.4, a Follow-On Compound shall not cease to be a Follow-On Compound upon expiration of the last Licensor Patent Covering such Follow-On Compound. The [**] TLR-9 agonists identified in clause (a) shall meet the criteria identified on Schedule 1.24.
     1.25 “Governmental Body” means any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court or other tribunal); (d) multi-national or supranational organization or body; or (e) individual, entity, or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.
     1.26 “Improvement(s)” means Compound Improvement(s) and Follow-On Compound Improvement(s).
     1.27 “Indication” means a generally acknowledged disease or condition, a significant manifestation of a disease or condition, or symptoms associated with a disease or condition or a risk for a disease or condition. For the avoidance of doubt, all variants of a single disease or condition (whether classified by severity or otherwise) shall be treated as the same Indication.
     1.28 “Initiation” of a Clinical Trial means the first dosing of the first patient or subject in such Clinical Trial.
     1.29 “IND” means an investigational new drug application filed with the FDA or the equivalent application or filing filed with any equivalent agency or Governmental Body outside the United States (including any supra-national entity such as in the European Union) for approval to commence Clinical Trials in such jurisdiction, and including all regulations at 21 CFR §312 et seq. and equivalent foreign regulations.
     1.30 “Joint Patent(s)” means any Patent Right describing or claiming a Joint Invention.
     1.31 “Know-How” means any scientific or technical information, results and data of any type whatsoever, in any tangible or intangible form whatsoever, that is not in the public domain or otherwise publicly known, including, without limitation, discoveries, inventions, trade secrets, databases, practices, protocols, regulatory filings, methods, processes, techniques, biological and other materials, reagents, specifications, formulations, formulae, data (including pharmacological, biological, chemical, toxicological and clinical information) analytical, quality control, and stability data, studies and procedures), and manufacturing process and development information, results and data, whether or not patentable.
     1.32 “Knowledge” means, with respect to a matter that is the subject of a given representation, or warranty of Licensor, the knowledge, information or belief that any officer or director level employee (other than a member of the board of directors) of Licensor, or such other employee of Licensor who would reasonably be expected to have knowledge of the matter in question, has, or should reasonably be expected to have, after making reasonable inquiry into the relevant subject matter. “Knowingly” means with Knowledge.

     1.33 “Label” means the specific label approved by the Regulatory Authority or pursued in clinical Development with respect to a Compound, Follow-On Compound or Licensed Product, whether within an Indication or a separate Indication.
     1.34 “Law” or “Laws” means all applicable laws, statutes, rules, regulations, ordinances and other pronouncements having the binding effect of law of any Governmental Body.
     1.35 “Licensed Product” means any pharmaceutical product, including any formulation thereof, containing or comprising any Compound or Follow-On Compound.
     1.36 “Licensor Know-How” means all Know-How that is Controlled by Licensor as of the Signing Date or thereafter during the Term and is necessary or useful for the research, Development, manufacture, use, or Commercialization of any Compound or Follow-On Compound in the Field.
     1.37 “Licensor Materials” means the quantities of Compounds and Follow-On Compounds identified on Schedule 1.37.
     1.38 “Licensor Patents” means all Patent Rights, including but not limited to the Patent Rights set forth on Schedule 1.38 and Licensor’s interest in Joint Patents, that are Controlled by Licensor as of the Execution Date or during the Term and that are necessary or useful (but with respect to the “usefulness of Licensor Patents” only those that are not licensed in by Licensor after the Signing Date, unless the Licensor agrees otherwise) for the research, Development, manufacture, use, or Commercialization of Compounds or Follow-On Compounds in the Field. Schedule 1.38 shall be updated from time to time during the Term.
     1.39 “Licensor Technology” means the Licensor Patents, Licensor’s interest in Joint Patents, the Licensor Know-How and the Licensor Materials.
     1.40 “Major EU Country(ies)” means France, Germany, Italy, Spain and/or the United Kingdom.
     1.41 “Merck Patents” means all Patent Rights, that are Controlled by Merck as of the Signing Date or during the Term, and, for greater certainty, shall include Patent Rights claiming Merck’s Sole Inventions.
     1.42 “Merck Competitor” means any company that (itself or through an Affiliate) markets, sells or is developing, a product that is, or could reasonably be expected to be, in competition with any product that Merck (itself or through an Affiliate) markets, sells or is developing.
     1.43 “Merck & Co. Agreement” means the Exclusive License and Research Collaboration Agreement by and between Merck & Co., Inc. and Idera Pharmaceuticals, Inc. dated December 8, 2006, as amended from time to time.
     1.44 “NDA” means a New Drug Application filed pursuant to the requirements of the FDA, as more fully defined in U.S. statutory provisions 21 CFR §314.3 et seq., a Biologics

License Application filed pursuant to the requirements of the FDA, as more fully defined in U.S. statutory provision 21 CFR §601, and any equivalent application filed in any country in the Territory, together, in each case, with all additions, deletions, supplements or variations thereto.
     1.45 “NDA Acceptance” means acceptance for filing by the relevant Regulatory Authority of an NDA for the Licensed Product.
     1.46 “Net Sales” means the gross amounts invoiced by Merck, its Affiliates and Sublicensees for sales of a Licensed Product to independent or unaffiliated Third Party purchasers of such Licensed Product, less the following deductions with respect to such sales to the extent that such amounts are either included in the billing as a line item as part of the gross amount invoiced, or otherwise documented in accordance with IFRS to be specifically attributable to actual sales of a Licensed Product, and incurred by Merck, its Affiliates and Sublicensees consistent with usual and customary practices for their products generally: (i) trade discounts, including trade, cash and quantity discounts, or rebates, credits or refunds; (ii) allowances or credits actually granted upon claims, returns or rejections of products, including recalls, regardless of the party requesting such recall; (iii) credits and allowances for wastage replacement and bad debts; (iv) charges included in the gross sales price for freight, insurance, transportation, postage, handling, insurance and any other charges relating to the sale, transportation delivery or return of the Licensed Product; (v) customs duties, sales, excise and use taxes and any other governmental charges (including value added tax) actually paid in connection with the transportation, distribution, use or sale of the Licensed Product (but excluding what is commonly known as income taxes); (vi) rebates and chargebacks or retroactive price reductions made to federal, state, or local governments (or their agencies), or any Third Party payor, administrator or contractee, including managed health organizations; (vii) payments to Third Party wholesalers pursuant to inventory management agreements; and (viii) the actual cost of goods of the delivery device that is included in the invoiced amount and is used for administration of the Licensed Product.
     If a Licensed Product is sold in the form of a Combination Product, then for the purpose of calculating royalties owed under this Agreement on sales of the Combination Product, Net Sales shall be calculated on a country-by-country basis as follows:
          (a) first, Merck shall determine the actual Net Sales of such Combination Product (calculated using the above described deductions) and then such amount shall be multiplied by the fraction A/(A+B), where A equals the invoice price of such Licensed Product sold separately in finished form and B equals the invoice price of the relevant other product(s) sold separately in finished form, in each case in the relevant country in which sales were made, or, if separate sales were not made for both such Licensed Product and such other product(s) in such country but were made in the US and/or a Major EU Country(-ies), in the US and/or such Major EU Country(-ies) in which both such Licensed Product and such other product(s) were sold separately during the same royalty reporting period;
          (b) In the event that the Licensed Product is sold separately in finished form and the relevant other product(s) is not, and subsection (a) above does not apply, then Net Sales shall be determined by multiplying the Net Sales of the Combination Product in the applicable country by the fraction (A/C), where A is the invoice price of the Licensed Product when sold separately in finished form and C equals the invoice price of such Combination Product in the applicable country;
          (c) In the event that the relevant other product(s) is sold separately in finished form and the Licensed Product is not, and neither subsection (a) nor subsection (b) above applies, then Net Sales shall be determined by multiplying the Net Sales of the Combination Product in the applicable country by the fraction (D/(D+E)), where D is the actual cost of goods incurred by Merck or any of its Affiliates or Sublicensees, as applicable, in connection with the Licensed Product in the applicable country and E is the actual costs of goods incurred by Merck or any of its Affiliates or Sublicensees, as applicable in connection with such Combination Product in the applicable country; and
          (d) In the event that no separate sale of either Licensed Product or the relevant other product(s) is made during the applicable royalty reporting period in the relevant country in which the sale of the Combination Product was made, and neither subsection (a) nor subsection (b) above applies, then Net Sales shall be determined by multiplying the Net Sales of the Combination Product in the applicable country by a fraction (D/(D+E)), where D is the actual cost of goods incurred by Merck or any of its Affiliates or Sublicensees, as applicable, in connection with the Licensed Product in the applicable country and E is the actual costs of goods incurred by Merck or any of its Affiliates or Sublicensees, as applicable in connection with such Combination Product in the applicable country.
     For clarification, sale of Licensed Products by Merck, its Affiliates or Sublicensees to another of these entities for resale by such entity to a Third Party shall not be deemed a sale for purposes of “Net Sales” hereunder. Further, transfers or dispositions of the Licensed Products (i) in connection with patient assistance programs, (ii) for charitable or promotional purposes, (iii) for preclinical, clinical, regulatory or governmental purposes or under so-called “named patient” or other limited access programs, (iv) for use in any tests or studies reasonably necessary to comply with any Law, regulation or request by a regulatory or Regulatory Authority shall not, in each case, be deemed “Net Sales.”
     1.47 “Out-of-Pocket Expenses” means expenses actually paid by a Party to any Third Party which is either (i) not an Affiliate of such Party, or (ii) is an Affiliate of such Party where such payment is limited to reimbursing such Affiliate with such expenses actually paid by such Affiliate to a Third Party which is not an Affiliate.
     1.48 “Patent Right” means: (a) an issued or granted patent, including any extension, supplemental protection certificate, registration, confirmation, reissue, reexamination, extension or renewal thereof; (b) a pending patent application, including any continuation, divisional, continuation-in-part, substitute or provisional application thereof; and (c) all counterparts or foreign equivalents of any of the foregoing issued by or filed in any country or other jurisdiction.
     1.49 “Person” means any natural person, corporation, firm, business trust, joint venture, association, organization, company, partnership or other business entity, or any government or agency or political subdivision thereof.

     1.50 “Phase I Trial” means a clinical trial in which the Licensed Product is administered to human subjects in the United States that would satisfy the requirements of U.S. statutory provision 21 CFR §312.21(a), or an equivalent clinical trial in any country outside the United States that would satisfy the requirements applicable to such clinical trial in such country.
     1.51 “Phase I/II Trial” means (a) a Phase I Clinical Trial and a Phase II Clinical Trial, collectively or (b) a single Clinical Trial meeting the requirements of a Phase I Clinical Trial and a Phase II Clinical Trial.
     1.52 “Phase II Trial” means a clinical trial of the Licensed Product in human patients in the United States that would satisfy the requirements of U.S. statutory provision 21 CFR §312.21(b) or an equivalent clinical trial in any country outside the United States that would satisfy the requirements applicable to such clinical trial in such country.
     1.53 “Phase III Trial” means a human clinical trial of the Licensed Product in the United States that would satisfy the requirements of U.S. statutory provision 21 CFR §312.21(c) or an equivalent clinical trial in any country outside the United States that would satisfy the requirements applicable to such clinical trial in such country.
     1.54 “Phase IV Studies” means a study or data collection effort for the Licensed Product that is initiated in the Territory after receipt of Regulatory Approval for the Licensed Product.
     1.55 “Price Approvals” means in those countries in the Territory where Regulatory Authorities approve or determine pricing and/or pricing reimbursement for pharmaceutical products, such approval or determination.
     1.56 “Regulatory Authority” means (a) the FDA, (b) the EMEA or the European Commission, or (c) any regulatory body with similar regulatory authority over pharmaceutical or biotechnology products in any other jurisdiction anywhere in the world.
     1.57 “Regulatory Approval” means any and all approvals, licenses, registrations, or authorizations of the relevant Regulatory Authority, including Price Approvals, legally necessary for the Development, manufacture, use, storage, import, transport or Commercialization of the Licensed Product in a particular country or jurisdiction.
     1.58 “Royalty Term” means, on a Licensed Product-by-Licensed Product and country-by-country basis, the period from the First Commercial Sale of a Licensed Product in such country until the later of (a) the last date on which the Licensed Product is Covered by a Valid Claim within the Licensor Patents in such country, and (b) ten (10) years after the First Commercial Sale of such Licensed Product in such country.
     1.59 “Sublicensee” means a Person other than an Affiliate of Merck to which Merck (or its Affiliate) has, pursuant to Section 2.2, granted sublicense rights under any of the license rights granted under Section 2.1.
     1.60 “Territory” means all countries of the world.

     1.61 “Third Party” means any Person other than Licensor, Merck or Affiliates of either of them.
     1.62 “Third Party License Agreement” means any agreement entered into with a Third Party, by Merck or its Affiliates or Sublicensees, or any amendment or supplement thereto, whereby royalties, fees or other payments are to be made to the Third Party in connection with the grant of rights under intellectual property rights owned or controlled by such Third Party that Cover in the Field (i) the composition of matter, (ii) method of use, or (iii) manufacture of a Compound or Follow-On Compound, but with regard to (iii) only those techniques and processes that are used in manufacturing of the Compound or Follow-On Compound as of the Signing Date.
     1.63 “TLR-9” means the human toll-like receptor 9, as described in [**].
     1.64 “Valid Claim” means a claim of an issued and unexpired patent which has not lapsed or been revoked, abandoned or held unenforceable or invalid by a final decision of a court or governmental or supra-governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, reexamination or disclaimer or otherwise.
     1.65 Other Terms. The definition of each of the following terms is set forth in the section of the Agreement indicated below:
     “Act” has the meaning set forth in Section 4.3(b).
     “Action” has the meaning set forth in Section 6.6(b).
     “Cancer Vaccine” has the meaning set forth in Section 1.22.
     “Compound Improvements” has the meaning set forth in Section 1.11.
     "Development Plan” has the meaning set forth in Section 3.1.
     "Development Support” has the meaning set forth in Section 3.4.
     “DOJ” has the meaning set forth in Section 12.3(a).
     "Executive Officers” has the meaning set forth in Section 11.2.
     “Follow-On Compound Improvements” has the meaning set forth in Section 1.24(b).
     “FTC” has the meaning set forth in Section 12.3(b).
     “HSR Act” has the meaning set forth in Section 12.3(c).
     “HSR Clearance” has the meaning set forth in Section 12.3(d).
     “HSR Clearance Date” has the meaning set forth in Section 12.3(e).

     “HSR Filings” has the meaning set forth in Section 12.3(f).
     “IFRS” has the meaning set forth in Section 13.6.
     “Joint Inventions” has the meaning set forth in Section 6.3.
     “JRC” has the meaning set forth in Section 3.5(a).
     “Licensor Indemnitees” has the meaning set forth in Section 9.1.
     “Manufacturing Support” has the meaning set forth in Section 3.8.
     “Manufacturing Technology Transfer” has the meaning set forth in Section 2.4.
     “Merck Indemnitees” has the meaning set forth in Section 9.2.
     “Merck Trial Monitor” has the meaning set forth in Section 3.2.
     “On-Going Trials” has the meaning set forth in Section 3.2.
     “Owned Affiliate” has the meaning set forth in Section 1.14.
     “Sole Invention(s)” has the meaning set forth in Section 6.3.
     “Term” has the meaning set forth in Section 10.1.
     “Termination Date” has the meaning set forth in Section 10.1.
     “TLR(s)” has the meaning set forth in the Preamble.
     “Third Party Action” has the meaning set forth in Section 6.7(a).
Article 2
LICENSES AND OTHER RIGHTS
     2.1 Grant of License to Merck. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Merck an exclusive (even as to Licensor), worldwide, royalty-bearing right and license (with the right to sublicense subject to the provisions of Section 2.2) under the Licensor Technology to research, Develop, make, have made, import, export, use and Commercialize the Licensed Products in the Field in the Territory and create Improvements; provided that Merck, its Affiliates and Sublicensees shall have no right to, and Merck, its Affiliates and Sublicensees shall not, (a) alter the core structure of any Compound or Follow-On Compound, or (b) use the Licensor Technology to create any immunomodulatory oligonucleotide that is the same or substantially structurally equivalent to any Compound or Follow-On Compound or that is Covered by the Licensor Patents. For purposes of clarity, the license granted herein shall in no event include any right or license to, and Merck and its Affiliates and Sublicensees shall not, research, Develop, make or have made, import, export, use or Commercialize any Compound, Follow-On Compound or Licensed Product outside the Field, including for any use of a Compound, Follow-On Compound or Licensed Product as an adjuvant contained in or administered in conjunction with any Cancer Vaccine.
     2.2 Grant of Sublicense by Merck. Merck shall have the right to grant sublicenses under the licenses granted in Sections 2.1 and 2.2 subject to the following conditions:
          (a) the granting by Merck of a sublicense shall not relieve Merck of any of its obligations hereunder;
          (b) the Sublicensee agrees to be bound by all the relevant terms of this Agreement, including Sections 2.7, 2.8, 3.9, 5.7, 5.8, 5.9 and 5.11;
          (c) Merck shall provide Licensor with a copy of the executed sublicense agreement within ten (10) days after execution thereof; provided that all such terms of such sublicense agreement that are not material to Licensor’s assessment of whether the sublicense complies with the terms of this Section 2.2 may be redacted by Merck;
          (d) Merck shall procure that each of its Sublicensees complies with, and Merck additionally guarantees to Licensor the compliance by each of its Sublicensees with, all relevant restrictions and limitations in this Agreement; and
          (e) in the event of a material default by any Sublicensee under a sublicense agreement Merck will promptly inform Licensor and take such action, after consultation with Licensor, that in Merck’s reasonable business judgment will address such default.
     2.3 Technology Transfer. As soon as reasonably practicable after the Effective Date, and in any event within thirty (30) days after the Effective Date, (a) Licensor will transfer to Merck, at Licensor’s cost and expense, the Licensor Know-How set forth on Schedule 2.3, and (b) Merck and Licensor shall use Commercially Reasonable Efforts to establish mechanisms to allow Merck to obtain the benefit of all applications and filings made by Licensor with any Regulatory Authority with respect to the Compounds and Licensed Products containing Compounds, including any IND and orphan drug designations, in each case that are related to the rights and licenses granted hereunder to Merck in the Field (it being understood that such mechanisms may involve Licensor continuing to hold any such IND, subject to the provisions of the pharmacovigilance agreement to be negotiated pursuant to Section 4.3(a)); provided that Idera shall assign to Merck all applications and filings made by Licensor with any Regulatory Authority with respect to Follow-On Compounds and Licensed Products containing Follow-On Compounds, including any IND and orphan drug designations.
     2.4 Manufacturing Technology Transfer. As soon as reasonably practicable after the Effective Date, but in no event later than thirty (30) days following the Effective Date, Licensor will transfer to Merck, at Licensor’s cost and expense, a copy of the Licensor Know-How and the Licensor Materials set forth in item I of Schedule 2.4. The Parties will use Commercially Reasonable Efforts to generate and transfer to Merck, as soon as reasonably practicable after the Effective Date, a copy of the Licensor Know-How and the Licensor Materials set forth in Item II of Schedule 2.4. The technology transfer described in this Section 2.4 shall be referred to as the “Manufacturing Technology Transfer”.

     2.5 Procedures for Technology Transfer. The technology transfers set forth in Section 2.3 and Section 2.4 shall occur in an orderly fashion and in a manner such that the value, usefulness and confidentiality of the transferred Licensor Know-How and Licensor Materials are preserved in all material respects.
     2.6 Merck Exclusivity. During the Term of this Agreement, Licensor and its Affiliates shall not develop, make, have made, sell, or have sold, any Competing Product for use in the Field nor enter into any relationship with any Third Party granting such Third Party any such rights; provided that, with respect to Affiliates other than Owned Affiliates, the foregoing restriction shall be limited as follows: (a) the definition of Competing Product shall be limited to agonist compounds that stimulate TLR-9 and are developed for use in the Field, (b) such restriction shall not apply to non-clinical research activities conducted by such Affiliates that are not Owned Affiliates, and (c) such restriction shall only apply from the Effective Date through the fifth (5th) anniversary of the Effective Date. In addition, during the Term of this Agreement, Licensor and its Affiliates shall not develop, make, have made, sell, or have sold, IMO-2055, whether as monotherapy or as combination therapy, for use in or outside the Field, nor enter into any relationship with any Third Party granting such Third Party any such rights, provided however that the rights granted to Merck & Co. under the Merck & Co. Agreement at the Signing Date and Licensor’s performance under the Merck & Co. Agreement shall not constitute a violation of this Section 2.6, and nothing in this Section 2.6 shall prevent Licensor from exploiting such rights or granting such rights to another Third Party within the same scope provided therein should the Merck & Co. Agreement expire or terminate. Further, during the Term of this Agreement, Licensor and its Affiliates shall not conduct a Phase III Trial of IMO-2125 as monotherapy, or Commercialize IMO-2125 as monotherapy, in or outside the Field, nor enter into any relationship with any Third Party granting such Third Party any such rights. The aforementioned restrictions shall remain in effect in the event of a Change of Control of Licensor involving a Merck Competitor, and, subject to the proviso in the first sentence of this Section 2.6, shall apply to the Merck Competitor who is the successor to, or assignee of, Licensor as a result of such Change of Control.
     2.7 No Implied Licenses; Retained Rights. Except as specifically set forth in this Agreement, neither Party shall acquire any license or other intellectual property interest, by implication or otherwise, in any information or materials disclosed to it under this Agreement or under any patent applications, patents or other intellectual property rights Controlled by the other Party or its Affiliates. Merck acknowledges that Licensor has (a) retained the right to research, Develop, make and have made, import, export, use and Commercialize Compounds outside the Field, and to grant such rights to others, and (b) prior to the Signing Date Licensor has granted certain rights to Merck & Co., Inc. to research, Develop, make and have made, import, export, use and Commercialize Compounds outside the Field.
     2.8 Limitations on Use of Compounds and Follow-On Compounds. Merck understands and agrees that the Compounds and Follow-on Compounds are only to be used for the research, Development, manufacture or Commercialization of Compounds, Follow-On Compounds and Licensed Products in the Field in accordance with this Agreement.

Article 3
PRODUCT DEVELOPMENT AND COMMERCIALIZATION;
REGULATORY MATTERS
     3.1 Development of the Licensed Products by Merck. Merck shall have the exclusive right, at its own cost, to research and Develop the Licensed Products and to conduct (either itself or through its Affiliates, agents, subcontractors and/or Sublicensees) all Clinical Trials and non-clinical studies Merck believes appropriate to obtain Regulatory Approval for the Licensed Products in any Indication in the Field. The Development of each Licensed Product in the Field shall be governed by a development plan that describes the proposed overall program of Development (the “Development Plan”), which Development Plan will be updated by Merck at least [**]. Subject to the terms of this Agreement, including Section 3.9, Merck shall have the sole right and responsibility for preparing the Development Plan for each Licensed Product in the Field, and shall in all events have the sole decision-making authority regarding each Development Plan and the Development of each Licensed Product in the Field, including the determination of which Indications in the Field to pursue with respect to each such Licensed Product.
     3.2 Clinical Trials On-Going as of Signing Date. Following the Effective Date (a) Licensor shall continue, and shall use Commercially Reasonable Efforts to complete, (i) [**], and (ii) [**]; and (b) the Parties shall use Commercially Reasonable Efforts to transfer to Merck as soon as is reasonably practicable responsibility for the conduct of (i) [**]; and (ii) [**] (all of the Clinical Trials in (a) and (b), collectively, the “Ongoing Trials”). Each Party shall, in conducting its respective activities with respect to the On-Going Trials, conduct its activities in a good scientific manner and in compliance with all applicable Laws, and cGCP and cGLP standards, as applicable. Merck shall, within thirty (30) days after the Effective Date, appoint a representative that shall be an active member of the Licensor team responsible for the conduct or transfer to Merck of the On-Going Trials (the “Merck Trial Monitor”) and Licensor hereby accepts that the Merck Trial Monitor shall have such role in the conduct or transfer to Merck of the On-Going Trials. The Merck Trial Monitor shall in particular: (A) be informed by Licensor, on a periodic basis as required by the Merck Trial Monitor, of all events and activities related to the On-Going Trials, (B) take part in discussions and interactions with the sites and the Regulatory Authorities for the On-Going Trials and shall have the right to make direct contact with such sites and Authorities, provided it informs Licensor thereof; and (C) take part in all decisions related to the On-Going Trials and Licensor hereby accepts that no material decisions relating to the On-Going Trials shall be taken without the prior written consent of the Merck Trial Monitor (which consent, if given, shall be provided in a timely manner so as not to delay the conduct or transfer of the On-Going Trials). Licensor shall, within thirty (30) days after the Effective Date, deliver to the Merck Trial Monitor copies of all relevant materials, data and regulatory information (including all INDs) related to the On-Going Trials, whether written or electronic, including all relevant clinical safety and efficacy data and all regulatory data and information related to the use and sale of the Licensed Product in the Field. Within thirty (30) days after the end of each Calendar Quarter during the conduct or transfer of the On-Going Trials, Licensor shall deliver to the Merck Trial Monitor new materials, data and information in its possession relating to the On-Going Trials, in an orderly fashion and in a manner such that confidentiality in the delivered information is preserved in all material respects.

     3.3 Reimbursement of Development Costs. All Development Costs incurred by Licensor after the Effective Date relating to the On-Going Trials shall be paid by Merck in accordance with the budget set forth in Schedule 3.3 (the “Budget”). Within forty-five (45) days after the end of each Calendar Quarter during the conduct of the On-Going Trials by Licensor, Licensor shall submit an invoice to Merck for the budgeted and approved Development Costs relating to the On-Going Trials it incurred during such Calendar Quarter, setting forth in reasonable detail such Development Costs. Following receipt of such written invoice, Merck shall, within thirty (30) days after receipt of such written report, reimburse Licensor those budgeted and approved Development Costs incurred by Licensor relating to the On-Going Trials during such Calendar Quarter. For the avoidance of doubt, Merck shall have no obligation to reimburse any Development Costs not set forth in the Budget or otherwise approved in writing by Merck.
     3.4 Licensor Support in the Development. For a period of [**] starting from Effective Date, Licensor shall make its employees that are knowledgeable on the Compound or Follow-On Compound, its properties and functions, reasonably available to Merck, at Licensor’s facilities, for scientific and technical explanations, advice and support, that may reasonably be required by Merck, relating to the Development and registration of the Compound, Follow-On Compound and the Licensed Products (the “Development Support”). The Development Support shall be provided by Licensor [**] during such first [**] following the Effective Date. Thereafter, during the remaining [**] period, Merck shall reimburse Licensor for Licensor’s reasonable Out-of-Pocket Expenses incurred in providing the Development Support should Merck require any of such Development Support, subject however to Licensor providing Merck with documented evidence of such Out-of-Pocket Expenses having been incurred.
     3.5 Joint Research Committee.
          (a) Composition of the Joint Research Committee. The Parties shall form a joint research committee (the “JRC”) comprised of two (2) representatives of Merck and two (2) representatives of Licensor. Each Party shall name its JRC representatives and notify the other Party of its JRC representatives promptly following the Effective Date. Each Party may change its representatives to the JRC from time to time, in its sole discretion, effective upon notice to the other Party of such change. These representatives shall have appropriate technical credentials, experience and knowledge. Additional representatives or consultants may from time to time, by mutual consent of the Parties, be invited to attend JRC meetings. The JRC shall be chaired by a representative of Licensor, but shall function solely as a forum for exchanging certain information and not as a decision-making body. Each Party shall bear its own expenses related to the attendance at such meetings by its representatives.
          (b) Role of JRC. The JRC’s role as a forum for exchanging information shall consist of (a) conferring regularly regarding Licensor Know-How relating to Compounds or Follow-On Compounds, (b) conferring regularly regarding the status of preclinical testing of Follow-On Compounds, (c) reviewing data regarding Follow-On Compounds, and considering and advising on any technical issues that arise with respect to Follow-On Compounds and (d) addressing such other matters relating to Licensor’s provision of Follow-On Compounds pursuant to Section 3.6 and Merck’s testing thereof as either Party may bring before the JRC. The JRC shall not have any supervisory or decision making authority. Licensor shall use

Commercially Reasonable Efforts to incorporate guidance provided by Merck’s JRC representatives regarding the desired properties of Follow-On Compounds in synthesizing or otherwise identifying Follow-On Compounds to be delivered by Licensor pursuant to Section 3.6 after such time as Licensor receives such guidance.
          (c) Meetings. The JRC shall meet in accordance with a schedule established by mutual written agreement of the Parties, but no less frequently than [**] per Calendar Quarter during any period in which Licensor remains obligated to provide Follow-On Compounds pursuant to Section 3.6, or in the period thereafter, no less than [**] a year for as long as Merck is clinically developing Compounds or Follow-On Compounds (including Phase IV Studies), with the location for such meetings alternating between Licensor and Merck facilities (or such other location as may be determined by the JRC). Alternatively, the JRC may meet by means of teleconference, videoconference or other similar communications equipment. Unless otherwise mutually agreed by the Parties, the JRC shall disband and cease to meet once Merck no longer clinically develops Compounds or Follow-On Compounds (including Phase IV Studies).
     3.6 Follow-On Compounds. Licensor shall provide Merck with [**] TLR-9 agonists for evaluation purposes within a period of [**] after the Effective Date in accordance with the following schedule: (a) [**] of such Follow-On Compounds will be provided by Licensor within [**] after the Effective Date, (b) an additional [**] Follow-On Compounds shall be provided on or before [**] after the Effective Date, (c) an additional [**] Follow-On Compounds shall be provided on or before [**] after the Effective Date and (d) an additional [**] Follow-On Compounds shall be provided on or before [**] after the Effective Date. Merck shall have the right, for a period commencing on the Effective Date and ending [**] after the last batch of Follow-On Compounds is delivered to Merck pursuant to this Section 3.6, to select up to [**] of the [**] Follow-On Compounds for further Development and Commercialization. Licensor shall transfer to Merck, at Licensor’s reasonable cost and expense, data relating to such Follow-On Compounds as set forth in Schedule 1.24. Merck shall make its election in writing, and upon such election, (a) the Follow-On Compounds shall be made part of Licensed Products, and be subject to the terms and conditions applying to Licensed Products under this Agreement, and (b) the remaining [**] compounds not selected by Merck shall no longer be considered Follow-On Compounds hereunder. In addition, Licensor agrees that it shall not, either by itself, through any of its Affiliates or through any Third Party, Develop and/or Commercialize any of the Follow-On Compounds selected by Merck outside the Field.
     3.7 Commercialization. Subject to the terms and conditions of this Agreement, including Merck’s obligations under Section 3.9, Merck shall have the sole authority and the exclusive right to Commercialize the Licensed Products in the Field, itself or through one or more Affiliates or Third Parties selected by Merck, and shall have the sole authority and responsibility in all matters relating to the Commercialization of the Licensed Products in the Field.
     3.8 Manufacturing and Supply. Subject to the terms and conditions of this Agreement, Merck shall have the exclusive right to manufacture the Compounds, the Follow-On Compounds and the Licensed Products in the Field, itself or through one or more Third Parties selected by Merck. Starting from the Effective Date and for [**] thereafter, Licensor shall make its employees that are knowledgeable on the manufacture of the Compound, the Follow-On Compound and the Licensed Product reasonably available to Merck, at Licensor’s facilities, for scientific and technical explanations, advice and support, that may reasonably be required by Merck, relating to the manufacture of the Compound, the Follow-On Compound and the Licensed Products and the Manufacturing Technology Transfer (the “Manufacturing Support”). The Manufacturing Support shall be provided by Licensor [**] during the [**] period following Effective Date. Merck shall reimburse Licensor for Licensor’s Out-of-Pocket Expenses incurred in providing the Manufacturing Support during the [**] period thereafter, subject to Licensor providing Merck with documented evidence of such Out-of-Pocket Expenses having been incurred.
     3.9 Diligence by Merck. Subject to Licensor’s fulfillment of its obligations under this Agreement, Merck shall use Commercially Reasonable Efforts to Develop and, upon receipt of Regulatory Approval, Commercialize a Licensed Product in the Field. Merck shall have the exclusive right to determine, in its sole discretion, the launch strategy for such Licensed Products, based on its exercise of Commercially Reasonable Efforts and the availability of any necessary Third Party licenses or other rights. Activities by Merck’s Affiliates and Sublicensees will be considered as Merck’s activities under this Agreement for purposes of determining whether Merck has complied with any obligation to use Commercially Reasonably Efforts.
     3.10 Annual Reporting. Merck shall, on each anniversary of the Signing Date, provide Licensor with a written report summarizing in reasonable detail its Development and, as applicable, Commercialization activities conducted during the prior Calendar Year.
     3.11 Trademarks. As between Licensor and Merck, Merck shall have the sole authority to select trademarks for the Licensed Products in the Field, and shall own all such trademarks. Licensor hereby assigns to Merck all of its rights, title and interest in and to the trademark IMOxine and agrees to transfer to Merck any registrations therefor held by Licensor. Licensor shall execute any confirmatory assignment necessary or desirable to further effect such assignment and transfer upon request by Merck.
Article 4
REGULATORY MATTERS
     4.1 Regulatory Filings. As between Merck and Licensor, Merck shall own and maintain all regulatory filings and Regulatory Approvals for the Licensed Products in the Field, including all INDs and NDAs, except the [**] for [**] and [**] for [**] which will be owned and maintained by Licensor. Licensor shall provide reasonable assistance to Merck, its Affiliates and any Merck Sublicensee in the preparation of and filing for any INDs, IND amendments or NDAs with respect to Licensed Products for use in the Field. Such assistance shall include, in particular, Licensor providing Merck with a complete electronic copy of all relevant documentation submitted to the FDA in the context of [**] for [**] and [**] for [**] necessary to enable Merck to submit its own IND for IMO-2055 and IMO-2125 in the Field, and to allow Merck to cross-reference such INDs held by Licensor.

     4.2 Communications with Authorities. Merck (or one of its Affiliates or Sublicensees) shall be responsible for and act as the sole point of contact for communications with Regulatory Authorities in connection with the Development, Commercialization, and manufacturing of Licensed Products in the Field after the end of the communications relating to the Ongoing Trials that were initiated by Licensor before the Signing Date. Following the Effective Date, Licensor shall not initiate, with respect to any Licensed Product in the Field, any meetings or contact with Regulatory Authorities without Merck’s prior written consent. To the extent Licensor receives any written or oral communication from any Regulatory Authority relating to a Licensed Product in the Field, Licensor shall (i) refer such Regulatory Authority to Merck, and (ii) as soon as reasonably practicable, notify Merck and provide Merck with a copy of any written communication received by Licensor or, if applicable, complete and accurate minutes of such oral communication.

     4.3 Adverse Event Reporting.
          (a) The Parties agree to meet within [**] after the Effective Date to commence negotiations of a more detailed pharmacovigilance agreement. Such pharmacovigilance agreement shall provide for the exchange by the Parties of any information of which a Party becomes aware in the Territory concerning any side effect, injury, toxicity or sensitivity reaction, or any unexpected incident, in or involving a subject or, in the case of non-clinical studies, an animal in a toxicology study, and the seriousness thereof, whether or not determined to be attributable to any Licensed Product, Compound or Follow-On-Compound (hereinafter “Adverse Experience”), including information regarding Adverse Experiences received by either Party from Third Parties. The Parties contemplate that initially Licensor will be responsible for receiving and providing information regarding Adverse Experiences from and to both Merck and Merck & Co. relating to Compounds, subject to confidentiality and other legal obligations.
          (b) With respect to Adverse Experiences that are serious and associated with the use of any Licensed Product, whether or not determined to be attributable to any such Licensed Product (hereinafter “Serious Adverse Experience”), (i) in the event Licensor receives a Serious Adverse Experience report from any Third Party, Licensor shall notify Merck in writing within two (2) calendar days of receipt of such report, and (ii) in the event a Serious Adverse Experience report is to be generated by either Party, such Party shall provide its report to the other within four (4) calendar days for death and life threatening, and seven (7) calendar days for all other Serious Adverse Experience reports.
          (c) With respect to INDs filed by Merck, Merck shall be responsible for reporting to Regulatory Authorities any Adverse Events, whether in non-clinical or clinical studies for or during commercialization of any Licensed Product in the Field in compliance with the requirements of the United States Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 321 et seq., the regulations promulgated thereunder, and equivalent foreign Laws. It is understood that these adverse experience reporting requirement provisions are based on the policies and procedures of Merck and regulatory requirements.
          (d) The relevant information can be transmitted by e-mail, facsimile, overnight courier or any other means the Parties agree in the separate pharmacovigilance agreement.

Transmission to Licensor:	Drug Safety
c/o VP of Development Programs
167 Sidney Street
Cambridge, MA 02139
Drug Safety Mailbox: [**]
Facsimile: 617-679-5582

Transmission to Merck:	Global Drug Safety
Frankfurter Straße 250
64271 Darmstadt, Germany
Drug Safety Mailbox: [**]
Facsimile: 49-6151-72- 6914
Article 5
FINANCIAL PROVISIONS
     5.1 Initial Fee. In partial consideration of Licensor’s grant of the rights and licenses to Merck under this Agreement, Merck shall make, or cause to be made, to Licensor, not later than (a) thirty (30) days after the Effective Date in the event that no HSR Filing is to be made, or fifteen (15) days after the Effective Date in the event that an HSR Filing is made, a one time payment in an amount expressed in Euros that is the equivalent to US Dollars forty million (USD 40,000,000.00), with the conversion of US Dollars into Euros to be made using the US Dollar/Euros exchange rate of the European Central Bank on the Effective Date, as set forth on the website of the European Central Bank (http://www.ecb.int/stats/exchange/eurofxref/html/index.en.html).
     5.2 Milestone Payments.
          (a) As further partial consideration for Licensor’s grant of the rights and licenses to Merck under this Agreement, Merck shall pay, or cause to be paid to Licensor, the following milestone payments with respect to the first [**] Labels, irrespective of the number of Licensed Products. Such milestone payments shall accrue on the achievement of the applicable milestone event and, except as otherwise provided in Section 10.4(a)(ii), shall be paid by Merck on the later of: (i) [**] days after the achievement of each of the listed milestone events, and (ii) [**] months after the Effective Date. Merck shall promptly notify Licensor in writing of the occurrence of any such milestone event.

Milestone Event for	Milestone Payment (€)	Milestone Payments (€)
Licensed Products	Per Label	for first [**] Labels
(1) Subject to Section 5.2(b), on a Label-by-Label basis, Initiation of the first Phase I Trial, or the first combined Phase I/II Trial, or first Phase II Trial, for each of the first [**] Labels	Euros [**] (€ [**])	Euros [**] (€ [**])

Milestone Event for	Milestone Payment (€)	Milestone Payments (€)
Licensed Products	Per Label	for first [**] Labels
(2) Initiation of first Phase III Trial, for each of the first [**] Labels	Euros [**] (€ [**])	Euros [**] (€ [**])

(3) NDA Acceptance, for each of the first [**] Labels	Euros [**] (€ [**])	Euros [**] (€ [**])

(4) Regulatory Approval in the United States, for each of the first [**] Labels	Euros [**] (€ [**])	Euros [**] (€ [**])

(5) Regulatory Approval in the European Union, for each of the first [**] Labels	Euros [**] (€ [**])	Euros [**] (€ [**])

(6) Regulatory Approval in Japan, for each of the first [**] Labels	Euros [**] (€ [**])	Euros [**] (€ [**])
          (b) With respect to the milestone payments set forth in Sections 5.2(a)(1), the first of such milestones achieved by a given Compound or Follow-On Compound may be achieved through a Phase I Clinical Trial of such Compound or Follow-On Compound, even if such Clinical Trial is (i) directed solely to the safety of such Compound or Follow-On Compound and/or (ii) is not directed to the use of such Compound or Follow-On Compound for any particular Indication in the Field; provided that in the case of such a trial that is the first Clinical Trial of a Compound or Follow-On Compound but is not specifically directed to a particular Label, the initiation of the second Phase I, Phase I/II or Phase II Clinical Trial with respect to the same Compound or Follow-On Compound shall not count as the “second Label” with respect to such Compound or Follow-On Compound.
          (c) A milestone event that occurs in or with respect to the “European Union” shall mean any such event in or with respect to a milestone event relating to Regulatory Approval, in any three of the Major EU Countries.
          (d) For purposes of this Section 5.2, Regulatory Approval for any Licensed Product in the United States or Japan, if not earlier achieved, shall be deemed to have been achieved upon the First Commercial Sale of such Licensed Product in the United States or Japan (as the case may be), and Regulatory Approval in the European Union, if not earlier achieved, shall be deemed to have been achieved upon the First Commercial Sale of a Licensed Product in at least [**] Major EU Countries.
          (e) The milestone payments to be made under Section 5.2(a) shall be due and payable only once for the first [**] Labels to achieve the applicable milestone event, regardless of the number of Compounds, Follow-On Compounds and/or Licensed Products Developed, or the number of Indications pursued or approved or whether a Compound, Follow-

On Compound or Licensed Product is discontinued after a milestone payment has been made; provided that, if, after [**] or more of the Regulatory Approval milestone events set forth in Sections 5.2(a)(4), 5.2(a)(5) and 5.2(a)(6) has been achieved by [**] or more Licensed Products containing, as active ingredients, different Compound(s) or Follow-On Compound(s) (i.e., at least one of such Licensed Products must contain at least [**] Compound or Follow-On Compound that is not contained in at least [**] of such other Licensed Products), a milestone event set forth in Section 5.2(a)(1) or Section 5.2(a)(2) that has previously been achieved for at least [**] previous Labels is achieved for a [**] Label with a Licensed Product that contains a [**] or subsequent compound (i.e., a Compound or Follow-On Compound that is not contained in the Licensed Products described above that previously achieved a Regulatory Approval), then Merck shall not be obligated to pay Licensor the milestone payment amount otherwise payable under Section 5.2(a)(1) or Section 5.2(a)(2) for the achievement of such [**] Label milestone event by any Licensed Product containing such [**] or subsequent compound (but, again for greater certainty, shall continue to be obligated to pay to Licensor the milestone payments under Section 5.2(a)(3) through 5.2(a)(6) upon achievement of each such milestone).
          (f) Subject to the proviso in Section 5.2(e) above, in the event that a milestone payment is made for one of the first [**] Labels (for purposes hereof, the “Current Milestone Payment”), and the preceding milestone payment for that same Label has not been made, then such preceding milestone payment shall be made concurrently with the Current Milestone Payment.
     5.3 Commercial Event Payments.
     As further partial consideration for Licensor’s grant of rights and licenses to Merck under this Agreement, Merck shall pay Licensor the following amounts for the achievement of the following commercial event milestones:
[**] Euros (€ [**]) upon the first achievement of cumulative Net Sales for all Licensed Products greater than [**] Euros (€[**]) in a Calendar Year during the Royalty Term;
Such commercial event payment shall be made by Merck only once within ninety (90) days of the end of the Calendar Year in which the commercial event occurs.
     5.4 Royalty Payments for Licensed Products. As further consideration for Licensor’s grant of the rights and licenses to Merck hereunder, Merck shall, during the Royalty Term, pay to Licensor a royalty on Net Sales of the Licensed Products at the percentage rates set forth below (subject to Sections 5.5(a) and 5.5(b) below):

Annual Worldwide Licensed Product
Net Sales (in €) per Calendar Year	Incremental Royalty Rate
For Net Sales of all Licensed Products from €[**]up to and including €[**]	[**]%

For that portion of Net Sales of all Licensed Products that is greater than €[**] and less than or equal to €[**]	[**]%

For that portion of Net Sales of all Licensed Products that is greater than €[**] and less than or equal to €[**]	[**]%

Annual Worldwide Licensed Product
Net Sales (in €) per Calendar Year	Incremental Royalty Rate
For that portion of Net Sales of all Licensed Products that is greater than €[**]	[**]%
By way of illustration, assume in a Calendar Year that (i) Net Sales of all Licensed Products in Euros total €[**]and (ii) no adjustments or deductions to payments under this Article 5 apply. The total royalties due and payable by Merck to Licensor for such Net Sales would be € [**] Euros (€[**]), calculated as follows:
          [**]
               Total Royalty      = €[**]
     For purposes of determining whether a royalty threshold, or the commercial event milestone described in Section 5.3 above, has been attained, only Net Sales that are subject to a royalty payment shall be included in the total amount of Net Sales and any Net Sales of Licensed Products for which the applicable Royalty Term has expired shall be excluded. In addition, in no event shall the manufacture of a Licensed Product give rise to a royalty obligation. For clarity, Merck’s obligation to pay royalties to Licensor under this Article 5 is imposed only once with respect to the same unit of Licensed Product regardless of the number of Licensor Patents pertaining thereto.
     5.5 Reductions and Reimbursements.
          (a) Subject to the terms herein, if Merck, its Affiliates or Sublicensees enter into a Third Party License Agreement(s), the royalties due to Licensor under Section 5.4 (as adjusted (where applicable) pursuant to Section 5.5(b)) with respect to such Calendar Quarter shall be reduced, on a Licensed Product-by-Licensed Product and country-by-country basis, by [**] percent ([**]%) of any amounts paid by Merck, its Affiliates or Sublicensees pursuant to such Third Party License Agreement(s) with respect to a given Calendar Quarter, to the extent allocable to the applicable Licensed Product in the applicable country. To the extent any such Third Party License Agreement includes license rights as to which amounts paid are not eligible for offset pursuant to this Section 5.5(a), the aforementioned reduction shall be made by Merck in good faith using an allocation method reasonably determined by Merck. The foregoing provisions of this Section 5.5(a) notwithstanding, in no event shall the royalty payments with respect to a Licensed Product in a country due to Licensor by Merck at the then-applicable royalty rates be reduced by more than [**] percent ([**]%) as a result of the operation of this Section 5.5(a). In the event that Merck is not able to take the full amount of its permitted deductions under this Section 5.5(a) with respect to any Licensed Product in a country due to the operation of the [**] percent ([**]%) royalty reduction limitation provided for in this Section 5.5(a) with respect to the Licensed Product in such country (including due to there being no royalty obligations against which Merck can credit amounts paid by Merck, its Affiliates or Sublicensees pursuant to such Third Party License Agreement(s)), Merck shall be entitled to deduct any undeducted excess amounts against royalties due to Licensor under Section 5.4 pertaining to such Licensed Product in such country in subsequent Calendar Quarters until fully deducted, but the [**] percent ([**]%) royalty reduction limitation shall apply to such subsequent Calendar Quarters.
          (b) The royalty rates then in effect set forth in Section 5.4 applicable to the sale of a Licensed Product in a country will be reduced by [**] percent ([**]%) during any portion of the Royalty Term when there is no Valid Claim of a Licensor Patent Covering such Licensed Product in such country.
          (c) In the event that in any Calendar Year during the Royalty Term, off-label sales by Licensor, its Affiliates or licensees (or their successors) of products containing [**] in the Field are detected through marketing databases (such as, without limitation IMS Health) reach or exceed the lesser of (i) [**] percent ([**]%) of annual worldwide Net Sales of all Compounds made by Merck, its Affiliates or Sublicensees, or (ii) USD [**] ($[**]) (where such off-label sales in the Field are calculated by reference to Merck’s relevant average selling price(s), adjusted for different dosages), then the royalty rates then in effect under Section 5.4 (as adjusted (where applicable) pursuant to Sections 5.5(a) and 5.5(b)) applicable to the sale of all Licensed Product will be reduced by [**] percent ([**]%) of the otherwise applicable royalty rate during any such Calendar Year. Should the effect of off-label sales of [**] in the Field thereafter fall below both of the thresholds described in the sentence before, then the royalty rate in effect under Section 5.4 (as adjusted (where applicable) pursuant to Sections 5.5(a) and 5.5(b)) shall be reinstated.
          (d) If Merck, its Affiliates or Sublicensees incur any liability, damage, loss, cost or expense (including reasonable attorney fees) arising out of Third Party claims or suits in connection with Licensed Product(s) related to the matters set forth in [**], then Merck shall be entitled to deduct [**] percent ([**]%) of such amounts from the royalties otherwise due to Licensor under Section 5.4 (as adjusted (where applicable) pursuant to Sections 5.5(a), 5.5(b) and 5.5(c)). For the avoidance of doubt, such amounts shall be deducted from royalty payments for worldwide Net Sales achieved, even if such Third Party claims relate to certain countries in the world only. If the royalties otherwise due to Licensor in any Calendar Quarter are less than [**] percent ([**]%) of the liability, damage, loss, cost or expense (including reasonable attorney fees) that Merck is permitted to deduct pursuant to the immediately preceding sentence, Merck shall be entitled to carry forward any undeducted excess for deduction against royalties otherwise payable to Licensor in future periods. Each Party shall (a) promptly notify the other Party as soon as it becomes aware of a claim or suit for which the foregoing deduction applies and (b) cooperate with the other Party in the defense, settlement or compromise of such claim or suit. In no event, however, shall Merck settle or compromise any such claim or suit in a manner that admits any liability for the subject matter of such claim or suit or involves making any payment to a Third Party in consideration for such settlement or compromise without the prior written consent of Licensor, not to be unreasonably withheld, delayed or conditioned.
     5.6 Timing of Payment. Royalties payable under Section 5.4 shall accrue at the time the invoice for the sale of the Licensed Product is delivered and royalty obligations that have accrued during a particular Calendar Quarter shall be paid, on a Calendar Quarter basis, within sixty (60) days after the end of the Calendar Quarter during which the royalty obligation accrued.

     5.7 Mode of Payment, Currency and Invoicing. All payments to Licensor hereunder shall be made by deposit of Euros in the requisite amount to such bank account as Licensor may from time to time designate by written notice to Merck. With respect to Net Sales not denominated in Euros, Merck shall convert each applicable monthly sales in foreign currency into Euro by using the then current and standard exchange rate methodology applied by Merck in its external reporting. For accounting and documentation purposes, Licensor shall provide to Merck an invoice for the upfront and milestone payments that are payable. The Parties may vary the method of payment set forth herein at any time upon mutual agreement, and any change shall be consistent with the local Law at the place of payment or remittance. Merck agrees that Merck and its Affiliates shall make all of their payments under this Agreement from Germany; and in case that payments under this Agreement are to be made by an assignee of Merck, then Licensor and Merck shall agree in good faith on a mode of payment by such assignee that does not disadvantage Licensor if compared with a situation in which Licensor and Merck would benefit from the application of the Double Taxation Convention existing between Germany and the United States of America, as such convention is in effect at the time of assignment and thereafter.
     5.8 Royalty Reports and Records Retention. Within sixty (60) days after the end of each Calendar Quarter during which the Licensed Products have been sold, Merck shall deliver to Licensor, together with the applicable royalty payment due, a written report, on a Licensed Product-by-Licensed Product and a country-by-country basis showing (a) the Net Sales in Euros of each Licensed Product by type of Licensed Product and country in the Territory, (b) the applicable royalty rates for such Licensed Product, (c) the exchange rates used in calculating any of the foregoing, and (f) a calculation of the amount of royalty due Licensor in Euros. In addition to the foregoing, within sixty (60) days after the end of each Calendar Year during which Licensed Products have been sold, Merck shall deliver to Licensor a written report showing the gross sales in Euros of each Licensed Product by type of Licensed Product and country for the United States, the Major EU Countries and Japan. Such reports shall be deemed “Confidential Information” of Merck subject to the obligations of Article 7 of this Agreement. For the current Calendar Year and the [**] most recently completed Calendar Years, Merck shall keep (and shall ensure that its Affiliates and Sublicensees shall keep) complete and accurate records of such sales in sufficient detail to confirm the accuracy of the gross sales, Net Sales, royalty and currency conversion calculations hereunder.
     5.9 Legal Restrictions. If at any time legal restrictions prevent the remittance by Merck of all or any part of royalties on Net Sales in any country, Merck shall have the right and option to make such payment by depositing the amount thereof in local currency to an account in the name of Licensor in a bank or other depository selected by Licensor in such country.
     5.10 Late Payments. All payments under this Agreement shall earn interest from the date due until paid at a per annum rate equal to the lesser of (a) the rate provided for at the relevant time pursuant to the Late Payments of Commercial Debt (Interest) Act of 1998, and (b) [**] percent ([**]%). Interest will be calculated on a 365/360 basis.
     5.11 Audits.

          (a) During the Term and for one Calendar Year thereafter, upon the written request of Licensor, and not more than [**] in each Calendar Year, Merck shall permit, and shall cause its Affiliates and Sublicensees to permit, an independent accounting firm of internationally recognized standing selected by Licensor, and reasonably acceptable to Merck or such Affiliate or Sublicensee, to have access to and to review, during normal business hours upon reasonable prior written notice, the applicable records of Merck and its Affiliates and Sublicensees to verify the accuracy of the royalty reports, any deductions taken in calculating Net Sales, and payments under this Article 5. Such review may cover the records for sales made in the current Calendar Year and any Calendar Year ending not more than [**] prior to the date of such request. The accounting firm shall disclose to Licensor and Merck only whether the royalty reports are correct or incorrect and the specific details concerning any discrepancies. No other information shall be provided to Licensor.
          (b) If such accounting firm concludes that additional royalties were owed during such period, Merck shall pay the additional amounts, together with interest accrued thereon in accordance with Section 5.10, within thirty (30) days after the date Licensor delivers to Merck such accounting firm’s written report. If such accounting firm concludes that an overpayment was made, such overpayment shall be fully creditable against amounts payable in subsequent payment periods. Licensor shall pay for the cost of such audit, unless the underpayment of royalties is greater than [**] percent ([**]%) of the amount due for the applicable period, in which case Merck shall pay the cost of such audit.
          (c) Each Party shall treat all information that it receives under this Section 5.11 in accordance with the confidentiality provisions of Article 7 of this Agreement, and shall cause its accounting firm to enter into a written confidentiality agreement with the other Party having terms substantially the same as the confidentiality obligations set forth in this Agreement and obligating such firm to retain all such financial information in confidence pursuant to such confidentiality agreement, except to the extent necessary for such Party to enforce its rights under this Agreement.
     5.12 Compulsory License. In the event that Licensor or Merck receives a request for a Compulsory License anywhere in the world, it shall promptly notify the other Party. If any Third Party obtains a Compulsory License in the Field in the Territory, then Licensor or Merck (whoever has first notice) shall promptly notify the other Party. For purposes of calculating the royalties due Licensor under Section 5.4 with respect to sales of the Licensed Product by any compulsory licensee, Merck shall pay Licensor the lesser of (a) the amounts otherwise due to Licensor pursuant to Section 5.4, and (b) [**] percent ([**]%) of any amounts payable (including up-front license fees, milestones and other non-royalty consideration as well as royalty consideration) by such compulsory licensee to Merck.

     5.13 Taxes.
          (a) Licensor shall be responsible for the payment of any and all taxes levied on account of royalties and other payments paid to Licensor by Merck or its Affiliates or Sublicensees under this Agreement, other than any value added tax or similar tax. If applicable Law requires that taxes be deducted and withheld from royalties or other payments paid under this Agreement, Merck shall (a) deduct those taxes from the payment; (b) pay the taxes to the proper Governmental Body; (c) send evidence of the obligation together with proof of payment to Licensor within one hundred (100) days following such payment, such evidence and proof to be reasonably satisfactory to Licensor; (d) remit to Licensor the net amount, after deductions or withholding made under this Section 5.13(a), and (e) cooperate with Licensor in any way reasonably requested by Licensor, to obtain available reductions, credits or refunds of such taxes Notwithstanding the foregoing, if Licensor shall provide Merck with a written confirmation from the competent U.S. tax authority that Licensor has its tax residence in the United States and any other documents necessary for the application of the tax rate set forth in the Double Taxation Convention existing between Germany and the United States of America. Merck shall not withhold any German tax from royalties paid or payments for rights to Licensor under this Agreement so long as the exemption from withholding tax set forth in such Double Taxation Convention remains in effect. For purposes hereof, the Parties assume that Licensor shall be the beneficial owner of both the royalty payments and the payments for the rights.
          (b) It is understood and agreed between the Parties that any payments described in this Agreement are expressed exclusive of any value added tax or similar tax imposed upon such payments. Value added tax shall be added to all such payments where applicable.
Article 6
Inventions and Patents
     6.1 Certification Under Drug Price Competition and Patent Restoration Act. Each Party shall immediately give written notice to the other Party of any certification of which they become aware filed pursuant to 21 U.S.C. Section 355(b)(2)(A) (or any amendment or successor statute thereto) claiming that any Licensor Patents Covering a Compound, Follow-On Compound or Licensed Product, or the use of each of the foregoing, are invalid or unenforceable, or that infringement will not arise from the manufacture, use or sale of a Licensed Product in or outside the Field by a Third Party.
     6.2 Listing of Patents. Merck shall have the sole right to determine which of the Licensor Patents, if any, shall be listed for inclusion in the Approved Drug Products with Therapeutic Equivalence Evaluations pursuant to 21 U.S.C. Section 355, or any successor Law in the United States, together with any comparable Laws in any other country in the Territory.
     6.3 Title to Inventions. All inventions having as inventors solely employees or independent contractors of one Party in the course of the Parties’ performance under this Agreement and all intellectual property rights therein (“Sole Inventions”), shall be the property of such Party. All inventions having as inventors one or more employees or independent contractors of each of the Parties in the course of the Parties’ performance under this Agreement and all intellectual property rights therein (“Joint Inventions”) shall be jointly owned both Parties.
     6.4 Further Assurances. Licensor shall require all of its employees, and use Commercially Reasonable Efforts to require its contractors and agents, and any Affiliates and Third Parties working on its behalf under this Agreement (and their respective employees, contractors and agents), to assign to Licensor any Licensor Technology.
     6.5 Patent Prosecution and Maintenance.
          (a) Merck. Merck shall have the right to file, prosecute and maintain Merck Patents. Merck shall bear all costs and expenses of filing, prosecuting and maintaining Merck Patents in the Territory.
          (b) Licensor Patents. Licensor shall have the first right to file, prosecute and maintain Licensor Patents in the Territory; provided that Licensor shall file, prosecute and maintain Licensor Patents in the countries listed in the patent country list attached hereto as Schedule 6.5 (the “Patent Countries”), it being acknowledged that with respect to Licensor Patents filed prior to the Signing Date it may no longer be possible to file patent applications in certain of the Patent Countries. Prosecution in the Patent Countries shall be at Licensor’s sole discretion and control. Licensor shall bear all costs and expenses of filing, prosecuting and maintaining Licensor Patents in the Patent Countries. Licensor shall update Merck as to the course of filing and prosecution of Licensor Patents or related proceedings (e.g. interferences, oppositions, reexaminations, reissues, revocations or nullifications) in the Patent Countries from time to time. Merck may provide comments on such filings and proceedings and Licensor may take into consideration the advice and recommendations of Merck. At Licensor’s request, Merck will provide Licensor with reasonable assistance in prosecuting Licensor Patents to the extent possible, including providing such data in Merck’s Control that is, in Licensor’s reasonable judgment, needed to support the prosecution of a Licensor Patent; provided, however, that Licensor shall reimburse Merck for Merck’s Out-of-Pocket Expenses incurred in providing such assistance. Licensor shall provide Merck with a routine annual update of the complete patent status of the Licensor Patents in all countries in the Territory.
          (c) Joint Patents. Licensor and Merck will promptly disclose all Joint Inventions to each other. Each Party shall execute such further assignments, documents and other instruments as may be necessary or desirable to fully and completely assign all Joint Inventions to Licensor and Merck and will assist each other in applying for, obtaining and enforcing patents with respect to any Joint Inventions, including equal sharing of the expenses associated therewith. Questions of inventorship shall be resolved in accordance with United States patent laws. In the event that one of the Parties is not interested in filing, prosecuting or maintaining a patent or patent application covering a Joint Invention in any particular country, then such Party agrees to transfer its interest in such patent right or patent application to the other Party, and the other Party shall have the right to assume the filing, prosecuting or maintenance of such patent or patent application in such country, at such other Party’s expense. In the event of a dispute regarding such questions, if the Parties are unable to resolve the dispute, mutually acceptable independent United States patent counsel not regularly employed or otherwise associated with either Party shall resolve such dispute and the parties shall be bound by the decision of such counsel. The Parties shall reasonably discuss the disposition of Joint Patents that disclose or claim inventions with applicability outside the Field.
          (d) Election Not to File and Prosecute Licensor Patents Not Included in Patent Countries List. Licensor and Merck recognize that with regard to certain patents and patent applications for Compounds and Compound Improvements (but not for Follow-On Compounds, Follow-On Compound Improvements, or patent applications or patents filed on Joint Inventions) included in Licensor Patents, if Licensor elects to discontinue prosecution or maintenance, [**] has the right, in its sole discretion, to prosecute and maintain such patents or patent applications. Subject to Licensor’s obligations under Section 6.5(b) with respect to Licensor Patents in the Patent Countries, in the event Licensor chooses not to file, continue prosecution or maintain a patent or patent application within the Licensor Patents, except in the case of filing a related continuation application, and [**] chooses not to continue such prosecution or maintenance for Compounds and Compound Improvements (but not for Follow-On Compounds, Follow-On Compound Improvements, or patent applications or patents filed on Joint Inventions), Licensor shall promptly notify Merck in writing, and Merck shall have the right, but not the obligation, to pursue the filing or support the continued prosecution or maintenance of such patent or patent application in the corresponding country. If Merck does elect to take such action in a country in the Territory, then it shall promptly notify Licensor in writing of such election, and Licensor shall reasonably cooperate with Merck in this regard. Merck shall update Licensor as to the course of filing and prosecution of Licensor Patents or related proceedings (e.g. interferences, oppositions, reexaminations, reissues, revocations or nullifications) in such countries from time to time. If Merck elects to continue such prosecution or maintenance of such Licensor Patents, such patents or patent applications shall no longer constitute Licensor Patents for purposes of determining Merck’s royalty obligations under this Agreement.
          (e) Patent Term Extensions. Licensor agrees to use reasonable effort to seek patent term extensions wherever available for Licensor Patents that Cover a Licensed Product. The Parties agree to cooperate and to take reasonable actions to maximize the protections available under the provisions of 35 U.S.C. §156 for U.S. patents/patent applications. Merck shall provide Licensor with all relevant information, documentation and assistance in this respect. Any such assistance, supply of information and consultation shall be provided promptly and in a manner that will ensure that all patent term extensions that are sought for Licensed Products may be obtained wherever legally permissible, and to the maximum extent available.
     6.6 Enforcement of Patents.
          (a) Notice. If either Party believes that a Licensor Patent is being infringed by a Third Party, the Party possessing such knowledge or belief shall notify the other Party and provide it with details of such infringement that are known by such Party.
          (b) Right to bring an Action. Licensor shall have the first right to attempt to resolve such infringement in and outside the Field, including by filing an infringement suit or taking other similar action (each, an “Action”) and to compromise or settle such infringement. If Licensor does not intend to prosecute or defend an Action, Licensor shall promptly inform

Merck. The Parties recognize that [**] has certain rights to initiate, prosecute and defend against an infringement of the Licensor Patents. If both Licensor and [**] decide not to initiate, prosecute or defend against an infringement of the Licensor Patents inside or outside the Field, then Licensor shall promptly notify Merck and Merck, at its sole expense, shall have the right to initiate or prosecute such infringement. Licensor’s notice to Merck shall not be unreasonably delayed and shall be provided as far in advance of any filing deadline as possible. Merck shall promptly inform Licensor in writing of its decision on initiating or prosecuting such infringement. In the event Merck decides not to initiate or prosecute such infringement, such rights shall revert to Licensor. In any Action initiated or prosecuted by Merck, Licensor shall have the right to control the defense of all claims for revocation, of invalidity and/or of unenforceability of Licensor Patents. The Party initiating such Action shall have the sole and exclusive right to select counsel for any suit initiated by it pursuant to this Section 6.6(b). For any case that Merck initiates, prosecutes or defends, (i) Licensor and [**], at their expense, shall have the right to be represented by counsel of their choosing, and (ii) Merck shall reasonably consider the rights and interests of Licensor.
          (c) Costs of an Action. The Party taking an Action under Section 6.6(b) shall pay all costs associated with such Action, other than (subject to Section 6.6(e)) the expenses of the other Party if the other Party elects to join such Action. Each Party shall have the right to be represented by its own counsel in an Action relating to a Licensor Patent taken by the other Party, at its own expense.
          (d) Settlement. In settling an Action, each Party shall have a reasonable opportunity for meaningful participation in the decision making and in settling the Action. When one Party’s settlement of an Action will obligate the other Party to pay any amount, then the Party settling the Action shall seek and obtain the other Party’s written consent prior to settling such Action. In any settlement, each Party shall reasonably consider the rights and interests of the other Party.
          (e) Reasonable Assistance. The Party not enforcing or defending Licensor Patents shall (i) provide reasonable assistance to the other Party, including providing access to relevant documents and other evidence and making its employees available, subject to the other Party’s reimbursement of any Out-Of-Pocket expenses incurred by the non-enforcing or non-defending Party in providing such assistance; and (ii) join the Action as a named party if it is required to file or maintain the Action.
          (f) Distribution of Amounts Recovered. Any amounts recovered by the Party taking an Action pursuant to this Section 6.6, whether by settlement or judgment, shall be allocated in the following order: (i) to reimburse the Party initiating such Action for any documented, Out-of-Pocket Expenses incurred in litigating the Action; (ii) to reimburse the Party not initiating such Action, for any documented, Out-of-Pocket Expenses incurred in litigating such Action, and (iii) the remaining amount of such recovery shall be allocated between the Parties [**].

     6.7 Third Party Actions Claiming Infringement.
          (a) Notice. If a Party is notified of any action by a Third Party against either Party that claims that the Compound or Follow-on Compound, or its use, Development, manufacture or sale in the Field infringes such Third Party’s intellectual property rights (each, a “Third Party Action”), such Party shall promptly notify the other Party in writing of such action.
          (b) Consultation. Following delivery of the written notice of the Third Party Action, the Parties shall consult with each other on all material aspects of the defense. Each Party shall have a reasonable opportunity for meaningful participation in decision-making and formulation of defense strategy. The Parties shall reasonably cooperate with each other in all such actions or proceedings.
Article 7
CONFIDENTIALITY
     7.1 Confidentiality Obligations. Each Party agrees that, for the Term and for [**] years thereafter, such Party shall, and shall ensure that its officers, directors, employees and agents shall, keep completely confidential and not publish or otherwise disclose and not use for any purpose except as expressly permitted hereunder any Confidential Information disclosed to it by the other Party pursuant to this Agreement. The foregoing obligations shall not apply to any Confidential Information disclosed by a Party hereunder to the extent that the receiving Party can demonstrate that such Confidential Information:
          (a) was already known to the receiving Party or its Affiliates, other than under an obligation of confidentiality, at the time of disclosure;
          (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;
          (c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;
          (d) was subsequently lawfully disclosed to the receiving Party or its Affiliates by a Third Party without an obligation of confidentiality other than in contravention of a confidentiality obligation of such Third Party to the disclosing Party; or
          (e) was developed or discovered by employees or agents of the receiving Party or its Affiliates who had no access to the Confidential Information of the disclosing Party.
     Notwithstanding the above obligations of confidentiality and non-use, a Party may disclose information to the extent that such disclosure is reasonably necessary in connection with:

               (i) filing or prosecuting patent applications, subject to the terms of Section 6.3;
               (ii) prosecuting or defending litigation;
               (iii) conducting pre-clinical studies or Clinical Trials;
               (iv) seeking Regulatory Approval of the Licensed Product in the Field;
               (v) seeking advice from business, legal and financial advisors, on the condition that such business, legal and financial advisors agree to be bound by confidentiality and non-use obligations at least as strict as those contained in this Agreement; or
               (vi) complying with applicable Law, including securities Law and the rules of any securities exchange or market on which a Party’s securities are listed or traded.
     In making any disclosures set forth in clauses (i) through (vi) above, the disclosing Party shall, where reasonably practicable, give such advance notice to the other Party of such disclosure requirement as is reasonable under the circumstances and will use its reasonable efforts to cooperate with the other Party in order to secure confidential treatment of such Confidential Information required to be disclosed. In addition, in connection with any permitted filing by either Party of this Agreement with any Governmental Body, including but not limited to the U.S. Securities and Exchange Commission, the filing Party shall endeavor to obtain confidential treatment of economic, trade secret information and such other information as may be requested by the other Party, and shall provide the other Party with the proposed confidential treatment request with reasonable time for such other Party to provide comments, and shall include in such confidential treatment request all reasonable comments of the other Party.
     7.2 Publications. Merck and Licensor each acknowledge the other Party’s interest in publishing the results of its research in order to obtain recognition within the scientific community and to advance the state of scientific knowledge. Each Party also recognizes the mutual interest in obtaining valid patent protection and in protecting business interests and trade secret information. Consequently, except for disclosures permitted pursuant to Section 7.1, either Party, its employees or consultants wishing to make a publication regarding a Compound, Follow-On Compound or Licensed Product shall comply with the provisions set forth in this Section 7.2.
          (a) Merck shall have the right to publish the results of its research with respect to Compounds, Follow-On Compounds and Licensed Products inside the Field, without notice to, or the prior consent of, Licensor.
          (b) Licensor shall have the right to publish the results of its research with the Compounds outside the Field, without notice to, or the prior consent of, Merck.
          (c) Licensor shall have the right to publish the results of Clinical Trials Initiated by or on behalf of Licensor prior to the Signing Date, provided that Licensor delivers to Merck a copy of the proposed written publication or an outline of an oral disclosure at least thirty (30) days prior to submission for publication or presentation. Merck shall have the right (i) to propose modifications to the publication or presentation for patent reasons, trade secret reasons or business reasons or (ii) to request a reasonable delay in publication or presentation in order to protect patentable information. If Merck requests a delay, Licensor shall delay submission or presentation for a period of up to an additional forty-five (45) days to enable patent applications protecting Licensor’s rights in such information to be filed in accordance with Article 6. Upon expiration of such additional forty-five (45) day period, Licensor shall be free to proceed with the publication or presentation. If Merck requests modifications to the publication or presentation, Licensor shall edit such publication to prevent disclosure of trade secret or proprietary business information prior to submission of the publication or presentation.
          (d) The foregoing provisions of this Section 7.2 notwithstanding, a Party may disclose scientific information or results regarding a Compound, Follow-On Compound or Licensed Product to the extent necessary to comply with applicable Law, including securities Laws and the rules of any securities exchange or market on which such Party’s securities are listed or traded.
     7.3 Press Releases and Disclosure. Upon execution of this Agreement, each Party shall have the right to issue a press release in the form attached hereto as Schedule 7.3.1 or Schedule 7.3.2, as applicable. Subject to the foregoing sentence, no disclosure of the existence, or the terms, of this Agreement may be made by either Party, and neither Party shall use the name, trademark, trade name or logo of the other Party, its Affiliates or their respective employees in any publicity, promotion, news release or disclosure relating to this Agreement or its subject matter, without the prior express written permission of the other Party, except as may be required by Law; provided that either Party may disclose the terms of this Agreement to its business, legal and financial advisors and to any Third Party that has provided such Party with a bona fide written offer to purchase all or substantially all of the assets of such Party or to acquire fifty percent (50%) or more of the voting equity securities or management control of such Party, on the condition that such Third Party and its attorneys, independent accountants and financial advisors agree to be bound by confidentiality and non-use obligations at least as strict as those contained in this Agreement. With respect to the achievement of milestones set forth in Sections 5.2 and 5.3, Licensor may issue a press release regarding any such achievement, provided that Merck is given five (5) business days to review and comment on the proposed press release or public disclosure.
Article 8
REPRESENTATIONS, WARRANTIES AND COVENANTS
     8.1 Representations and Warranties. Each Party represents and warrants to the other Party that, as of the Signing Date:
          (a) such Party is duly organized and validly existing under the Laws of the jurisdiction of its incorporation or organization;
          (b) such Party has taken all action necessary to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement;

          (c) this Agreement is a legal and valid obligation of such Party, binding upon such Party and enforceable against such Party in accordance with the terms of this Agreement, except as enforcement may be limited by applicable bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other Laws relating to or affecting creditors’ rights generally and by general equitable principles. The execution, delivery and performance of this Agreement by such Party does not conflict with, breach or create in any Third Party the right to accelerate, terminate or modify any agreement or instrument to which such Party is a party or by which such Party is bound, and does not violate any Law of any Governmental Body having authority over such Party;
          (d) such Party has all right, power and authority to enter into this Agreement, to perform its obligations under this Agreement; and
          (e) no consent by any Third Party or Governmental Body (subject to obtaining any necessary HSR Clearance) is required with respect to the execution and delivery of this Agreement by such Party or the consummation by such Party of the transactions contemplated hereby.
     8.2 Additional Representations and Warranties of Licensor. Licensor represents and warrants to Merck, as of the Signing Date, that:
          (a) [**];
          (b) to the Knowledge of Licensor, there is no unauthorized use, infringement or misappropriation of any of Licensor Technology by any employee or former employee of Licensor, or any other Third Party;
          (c) to the Knowledge of Licensor, the Licensor Patents are subsisting and are not the subject of any litigation procedure, discovery process, interference, reissue, reexamination, opposition, appeal proceedings or any other legal dispute;
          (d) The Licensor Patents constitute all Patent Rights Controlled by Licensor as of the Signing Date that are necessary or useful for the research, Development, manufacture, use or Commercialization of Compounds and Follow-On Compounds in the Field;
          (e) The Compounds provided hereunder contain the molecular structures described in Section 1.11;
          (f) Licensor has not licensed to a Third Party the right to perform research, Develop, manufacture, use or Commercialize (i) a Compound for use in the Field, or (ii) a Follow-On Compound for use in or outside the Field;
          (g) Licensor has not granted rights to Compounds or Follow-On Compounds in or outside the Field to (i) [**], or (ii) [**];
          (h) the Licensor Know-How constitutes all Know-How Controlled by Licensor as of the Signing Date that is necessary for the research, Development, manufacture, use or Commercialization of the Compounds and Follow-On Compounds in the Field;

          (i) to Licensor’s Knowledge, the exercise of the licenses granted to Merck with respect to the Compounds and Follow-On Compounds in the Field will not infringe any intellectual property rights owned or possessed by any Third Party Covering the composition of matter or method of use in the Field of such Compound or Follow-On Compound;
          (j) the Compounds and Follow-On Compounds can be manufactured without infringing any Third Party manufacturing process intellectual property rights;
          (k) it has the full right to provide the Licensor Materials to Merck and to transfer to Merck all right, title and interest in and to the Licensor Material to be provided to Merck pursuant to this Agreement;
          (l) all employees of Licensor who have performed any activities on its behalf in connection with research regarding the Compounds and the Follow-On Compounds, and all other inventors of Licensor Patents, have assigned to Licensor the whole of their rights in any intellectual property made, discovered or developed by them as a result of such research, and no Third Party has any rights to any such intellectual property in the Field; and
          (m) to its Knowledge, all tangible information and data provided by or on behalf of Licensor to Merck on or before the Signing Date in contemplation of this Agreement was and is true, accurate and complete in all material respects, and to its Knowledge, Licensor has not failed to disclose, or cause to be disclosed, any Licensor Know-How that would cause the information and data that has been disclosed to be misleading in any material respect.
     8.3 No Warranty. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY HERETO MAKES ANY REPRESENTATION AND EXTENDS NO WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED. IN PARTICULAR, BUT WITHOUT LIMITATION, LICENSOR MAKES NO REPRESENTATION AND EXTENDS NO WARRANTY CONCERNING WHETHER ANY OF THE COMPOUNDS, FOLLOW-ON COMPOUNDS OR LICENSED PRODUCTS ARE FIT FOR ANY PARTICULAR PURPOSE OR SAFE FOR HUMAN CONSUMPTION, OR THAT THE USE OF THE LICENSOR TECHNOLOGY WILL NOT INFRINGE OR VIOLATE ANY PATENT OR OTHER PROPRIETARY RIGHTS OF ANY THIRD PARTY.
Article 9
INDEMNIFICATION AND INSURANCE
     9.1 Indemnification by Merck. Merck shall indemnify, defend and hold Licensor and its Affiliates and each of their respective employees, officers, directors and agents (the “Licensor Indemnitees”) harmless from and against any and all liability, damage, loss, cost or expense (including reasonable attorneys’ fees) to the extent arising out of Third Party claims or suits related to (a) the Development, manufacture, use or Commercialization of a Compound, Follow-On Compound or Licensed Product by or on behalf of Merck, its Affiliates or Sublicensees, (b) the use, handling or storage of any Licensor Materials by or on behalf of Merck, its Affiliates or Sublicensees, (c) Merck’s performance of its obligations under this Agreement, or (d) breach by Merck of its representations, warranties or covenants set forth in this Agreement; provided, however, that Merck’s obligations pursuant to this Section 9.1 shall not apply to the extent such claims or suits (i) result from the negligence or willful misconduct of any of the Licensor Indemnitees, or (ii) arise out of breach by Licensor of its representations, warranties or covenants set forth in this Agreement.
     9.2 Indemnification by Licensor. Licensor shall indemnify, defend and hold Merck and its Affiliates and each of their respective agents, employees, officers and directors (the “Merck Indemnitees”) harmless from and against any and all liability, damage, loss, cost or expense (including reasonable attorney’s fees) to the extent arising out of Third Party claims or suits related to (a) Licensor’s performance of the On-Going Trials, whether prior or subsequent to the Effective Date; (b) the Development, manufacture, use or Commercialization of Compounds or Follow-On Compounds by or on behalf of Licensor, its Affiliates or licensees, or (c) Licensor’s performance of its obligations under this Agreement; (d) breach by Licensor of its representations, warranties or covenants set forth in this Agreement; or (e) the matters set forth in [**]; provided, however, that Licensor’s obligations pursuant to this Section 9.2 shall not apply to the extent such claims or suits (i) result from the negligence or willful misconduct of any of the Merck Indemnitees or (ii) arise out of a breach by Merck of its representations, warranties or covenants set forth in this Agreement.
     9.3 No Consequential Damages. IN NO EVENT SHALL EITHER PARTY OR ANY OF ITS AFFILIATES BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES OR THEIR RESPECTIVE EMPLOYEES, OFFICERS, DIRECTORS OR AGENTS FOR SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, WHETHER IN CONTRACT, WARRANTY, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY BREACH THEREOF; PROVIDED HOWEVER THAT THIS LIMITATION SHALL NOT LIMIT THE INDEMNIFICATION OBLIGATIONS OF THE PARTIES WITH RESPECT TO THIRD PARTY CLAIMS.
     9.4 Notification of Claims; Conditions to Indemnification Obligations. As a condition to a Party’s right to receive indemnification under this Article 9, it shall (a) promptly notify the other Party as soon as it becomes aware of a claim or suit for which indemnification may be sought pursuant hereto; provided that the failure or delay to so notify the indemnifying Party shall not relieve the indemnifying Party of any obligation or liability that it may have to the Indemnified Party, except to the extent that the indemnifying Party demonstrates that its ability to defend or resolve such claim is adversely affected thereby, (b) cooperate, and cause the individual indemnitees to cooperate, with the indemnifying Party in the defense, settlement or compromise of such claim or suit, and (c) permit the indemnifying Party to control the defense, settlement or compromise of such claim or suit, including the right to select defense counsel. In no event, however, may the indemnifying Party compromise or settle any claim or suit in a manner which admits fault or negligence on the part of the indemnified Party or any indemnitee without the prior written consent of the indemnified Party, such consent not to be unreasonably withheld, delayed or conditioned, it being understood that it would be reasonable for an indemnified Party to withhold such consent to any proposed settlement that leads to liability or imposes any financial obligation on the indemnified Party or any indemnitee for which such indemnified Party (or any indemnitee) is not entitled to indemnification hereunder, imposes any other obligation or restriction on the indemnified Party (or any indemnitee), or which includes an admission of wrongdoing or responsibility for the claim by the indemnified Party (or indemnitee). The indemnifying Party shall have no liability under this Article 9 with respect to claims or suits settled or compromised without its prior written consent.
     9.5 Insurance. During the Term, each Party shall obtain and maintain, at its sole cost and expense, product liability insurance (including any self-insured arrangements) in amounts, that are reasonable and customary in the United States pharmaceutical and biotechnology industry for companies engaged in comparable activities. It is understood and agreed that this insurance shall not be construed to limit either Party’s liability with respect to its indemnification obligations hereunder. Each Party will, except to the extent self insured, provide to the other Party upon request a certificate evidencing the insurance such Party is required to obtain and keep in force under this Section 9.5. Each Party will notify the other Party at least thirty (30) days’ prior to the expiration or cancellation of such insurance, or any reduction in coverage thereunder.
Article 10
TERM AND TERMINATION
     10.1 Term and Expiration. The term of this Agreement (the “Term”) shall commence on the Effective Date and, unless earlier terminated as provided in this Article 10 (the date of any such termination, the “Termination Date”), shall continue in full force and effect, on a country-by-country and Licensed Product-by-Licensed Product basis until there is no remaining royalty or other payment obligation in such country with respect to such Licensed Product, at which time this Agreement shall expire in its entirety with respect to such Licensed Product in such country.
     10.2 Termination of the Agreement by Merck for convenience. During the Term, Merck may, at its convenience, terminate this Agreement in its entirety upon ninety (90) days’ prior written notice to Licensor.

     10.3 Termination upon Material Breach.
          (a) If a Party breaches any of its material obligations under the Agreement, the Party not in default may give to the breaching Party a written notice specifying the nature of the default, requiring it to cure such breach, and stating its intention to terminate this Agreement if such breach is not cured within [**] (or, in the case of a payment breach, within [**])). If such breach is not cured within [**] (or [**] in the case of a payment breach) after the receipt of such notice, the Party not in default shall be entitled to terminate this Agreement by written notice to the other Party.
          (b) In the event Merck fails to fulfill its obligations under Section 3.9 (and does not cure such failure as provided in Section 10.3(a)), Licensor’s sole and exclusive remedy shall be to terminate this Agreement as provided in Section 10.3(a).
          (c) Any dispute regarding an alleged material breach of this Agreement shall be resolved in accordance with Article 11 hereof.
          (d) If Merck has the right to terminate this Agreement under Section 10.3(a) and it has been determined in a final judgment from which no appeal can be taken, or that is unappealed within the time allowed for appeal, that Licensor has breached a material obligation of this Agreement, Merck may elect not to terminate this Agreement, and Merck may (i) offset against its financial obligations hereunder the amount of any damages resulting from such material breach by Licensor that are awarded to Merck pursuant to such final judgment, and (ii) in the case of Licensor’s material breach of its obligations under Section 2.6, reduce by [**] percent ([**]%) any milestone and royalty payments that may become due and owing.
     10.4 Effects of termination.
          (a) Survival.
               (i) Without limiting the foregoing, Articles 1, 9 and 10, and Sections 5.8, 5.9, 5.10, 5.11, 5.12, 5.13, 7.1, 7.3 and 13.11 hereof shall survive the expiration or termination of this Agreement for any reason.
               (ii) Termination of this Agreement shall not relieve the Parties of any liability that accrued hereunder prior to the effective date of such termination. In addition, any milestone payments for milestone events set forth in Section 5.2 and accrued prior to the effective date of any termination of this Agreement, but not paid prior to the effective date of termination, shall be due and payable by Merck on the effective date of termination, whether or not such termination occurs prior to [**] months after the Effective Date. In addition, subject to Section 10.3(b), termination of this Agreement shall not preclude either Party from pursuing all rights and remedies it may have hereunder or at Law or in equity with respect to any breach of this Agreement nor prejudice either Party’s right to obtain performance of any obligation.
          (b) Expiration of Royalty Term. Upon expiration of the Royalty Term with respect to any Licensed Product, then as of the effective date of such expiration and on a Licensed Product-by-Licensed Product and a country-by-country basis, the license from Licensor to Merck under Section 2.1 shall convert to a fully paid, royalty free, irrevocable, perpetual, exclusive, sublicensable license under the Licensor Technology to make, have made, use, import, export, offer for sale and sell such Licensed Product in the Field in the Territory.
          (c) Other Effects of Termination.
               Upon termination of this Agreement (i) pursuant to Section 10.2 or 10.3 by Merck (excluding, for the avoidance of doubt, any election by Merck under Section 10.3(d) not to terminate this Agreement), or (ii) pursuant to Section 10.3 by Licensor, provided that in the event Merck disputes any such termination by Licensor, the following shall only apply from and after such time as such termination has been upheld in a final judgment from which no appeal can be taken, or that is unappealed within the time allowed for appeal, or such time as Merck is no longer disputing such termination:
                    (1) all licenses granted to Merck under Section 2.1 shall terminate;
                    (2) Merck, its Affiliates and Sublicensees shall, upon written request by Licensor, transfer to Licensor all regulatory documentation, applications for Regulatory Approval and Regulatory Approvals prepared or obtained by or on behalf of Merck, its Affiliates or Sublicensees prior to the date of such termination, to the extent related to Licensed Products and transferable, and Licensor shall reimburse Merck for its reasonable Out-of-Pocket Expenses incurred with respect to such transfer, and Merck, its Affiliates and Sublicensees shall, in addition, promptly after the receipt of a written request by Licensor, take the additional actions and provide Licensor with the additional information, materials, access and rights set forth on Schedule 10.4(c); and
                    (3) Merck, its Affiliates and Sublicensees shall promptly return to Licensor all relevant records in its possession or control containing or comprising the Licensor Know-How and the Licensor Materials, or such other Confidential Information of Licensor.
          (d) Licensed Product Inventory. In the event Licensor terminates this Agreement pursuant to Section 10.3, or Merck terminates this Agreement pursuant to Section 10.2 or 10.3 (excluding, for the avoidance of doubt, any election by Merck under Section 10.3(d) not to terminate this Agreement), Merck and its Affiliates and Sublicensees shall, at Licensor’s election, either (i) be entitled, during the [**] month period after the effective date of such termination, to sell any inventory of Licensed Products which remains on hand as of the effective date of termination, so long as Merck pays to Licensor the royalties applicable to said subsequent sales in accordance with the terms and conditions set forth in this Agreement, or (ii) sell to Licensor any inventory of Licensed Products then remaining at a price equal to [**].
     10.5 Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by Licensor are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that Merck, as licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against Licensor under the U.S. Bankruptcy Code, Merck shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in Merck’s possession, shall be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon Merck’s written request therefor, unless Licensor elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under clause (a), following the rejection of this Agreement by Licensor upon written request therefor by Merck.
Article 11
DISPUTE RESOLUTION
     11.1 Disputes. The Parties recognize that disputes as to certain matters may from time to time arise during the Term which relate to either Party’s rights and/or obligations hereunder (a “Dispute”). It is the objective of the Parties to resolve any such Dispute amicably, in an expedient manner, by mutual cooperation and without resort to litigation. In the event that the Parties are unable to resolve any Dispute with thirty (30) days (or fifteen (15) days in the case of a payment Dispute) from the day that one Party had designated the issue as a Dispute in writing to the other Party, then either Party shall have the right to escalate such matter to senior management as set forth in Section 11.2.
     11.2 Escalation to Executive Officers. Either Party may, by written notice to the other Party, request that any Dispute that remained unresolved for a period of thirty (30) days (or fifteen (15) days in the case of a payment Dispute) as set forth in Section 11.1 be referred to the President of Merck’s Pharmaceutical business sector (or his designee) and the Chief Executive Officer of Licensor (or his designee) (the “Executive Officers”) for resolution, within fifteen (15) days after their first consideration of such Dispute. If the Executive Officers cannot resolve such Dispute within fifteen (15) days after their first consideration of such Dispute, then, at any time after such fifteen (15) days period, either Party may proceed to enforce any and all of its rights with respect to such Dispute. Notwithstanding the foregoing, nothing in this Section 11.2 shall be construed as precluding a Party from bringing an action for interim relief prior to the initiation or completion of the above procedure.
Article 12
HSR MATTERS
     12.1 HSR Filings. Each of Licensor and Merck shall as promptly as possible, and not later than January 15, 2008 file with the FTC and the Antitrust Division of the DOJ, any HSR Filing required of it under the HSR Act with respect to the transactions contemplated by this Agreement. The Parties shall cooperate with one another to the extent necessary in the preparation of any HSR Filing required to be filed under the HSR Act. Each Party shall be responsible for its own costs, expenses, and filing fees associated with any HSR Filing.
     12.2 HSR Cooperation; Further Assurances. Licensor and Merck agree, and shall cause each of their respective Affiliates, to cooperate and to use their respective commercially reasonable efforts to obtain any HSR Clearance required for the consummation of the transactions contemplated under this Agreement, to request early termination of the applicable waiting period under the HSR Act (if HSR Clearance is required) and to respond to any government requests for information under the HSR Act. The Parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of either Party in connection with proceedings under or relating to the HSR Act.
     12.3 HSR-Related Defined Terms.
          (a) “DOJ” means the United States Department of Justice.
          (b) “FTC” means the United States Federal Trade Commission.
          (c) “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (15 U.S.C. Sec. 18a), and the rules and regulations promulgated thereunder.
          (d) “HSR Clearance” means either (a) early termination of the applicable waiting period under the HSR Act with respect to the HSR Filings or (b) expiration of the applicable waiting period under the HSR Act with respect to the HSR Filings.
          (e) “HSR Clearance Date” means the earlier of (a) the date on which the FTC or DOJ shall notify Licensor and Merck of early termination of the applicable waiting period under the HSR Act or (b) the day after the date on which the applicable waiting period under the HSR Act expires.
          (f) “HSR Filings” means the filings by Merck and Licensor with the FTC and the Antitrust Division of the DOJ of a Notification and Report Form for Certain Mergers and Acquisitions (as that term is defined in the HSR Act) with respect to the matters set forth in this Agreement, together with all required documentary attachments thereto.
     12.4 Termination Based on Failure to Obtain HSR Clearance. The Agreement shall immediately terminate in the event that the FTC and/or the DOJ shall obtain a permanent injunction under the HSR Act against Merck and Licensor to enjoin the transactions contemplated by this Agreement. In addition, Licensor shall have the right to terminate this Agreement upon notice to Merck if the HSR Clearance Date shall not have occurred on or prior to the date that is one hundred and eighty (180) days after the Parties’ filing of any required HSR Filings.
Article 13
MISCELLANEOUS PROVISIONS
     13.1 Relationship of the Parties. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, joint venture or employer-employee relationship between the Parties.
     13.2 Assignment.

          (a) Except as expressly provided herein, neither this Agreement nor any interest hereunder shall be assignable, nor any other obligation delegable, by Licensor without the prior written consent of Merck (not to be unreasonably withheld or delayed). Notwithstanding the foregoing, Licensor may assign this Agreement in whole without the consent of Merck to (a) any Affiliate or (b) a successor to substantially all of the business of the assigning Party to which this Agreement relates, in connection with any merger, sale of stock, sale of assets or other similar transaction; provided that such assignment shall not provide Merck with rights or access to intellectual property rights of any such successor.
          (b) Merck may assign this Agreement, in whole or in part, to any Affiliate or Third Party without the consent of Licensor. Merck shall give written notice to Licensor promptly following any such assignment.
          (c) No assignment under this Section 13.2 shall relieve the assigning party of any of its responsibilities or obligations hereunder and provided, further, that as a condition of such assignment, the assignee shall agree to be bound by all obligations of the assigning party hereunder.
          (d) This Agreement shall be binding upon the successors and permitted assigns of the Parties.
          (e) Any assignment not in accordance with this Section 13.2 shall be void.
     13.3 Performance by Affiliates. Merck shall have the right to have any of its obligations hereunder performed, or its rights hereunder exercised, by, any of its Affiliates and the performance of such obligations by any such Affiliate(s) shall be deemed to be performance by Merck; provided, however, Merck shall be responsible for ensuring the performance of its obligations under this Agreement and that any failure of any Affiliate performing obligations of Merck hereunder shall be deemed to be a failure by Merck to perform such obligations.
     13.4 Change of Control. In the event of a Change of Control of Licensor involving a Merck Competitor, then from and after the date of such Change of Control, (a) Merck shall cease to have any reporting obligations hereunder toward Licensor or its successor entity, except for the royalty reports required under Section 5.8; (b) require Licensor, including the Change of Control party, to adopt reasonable procedures to be agreed upon in writing with Merck to prevent the disclosure of all Confidential Information of Merck and its Affiliates and other information with respect to the Development of Compounds, Follow-On Compounds and Licensed Products (collectively “Sensitive Information”) beyond Licensor personnel having access to and knowledge of Sensitive Information prior to the Change of Control and to control the dissemination of Sensitive Information disclosed after the Change of Control. The purposes of such procedures shall be to strictly limit such disclosures to only those personnel having a need to know Sensitive Information in order for Licensor to perform its obligations under this Agreement and to prohibit the use of Sensitive Information for competitive reasons against Merck and its Affiliates, including the use of Sensitive Information for the development or commercialization of Competing Products.

     13.5 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments and to do all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.
     13.6 Accounting Procedures. Each Party shall calculate all amounts hereunder and perform other accounting procedures required hereunder and applicable to it in accordance with either, as applicable (a) United States generally accepted accounting principles (US GAAP) or (b) International Financial Reporting Standards (IFRS), whichever is normally used by such Party to calculate its financial position, and in each case consistently applied by such Party.
     13.7 Force Majeure. Neither Party shall be liable to the other for failure or delay in the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by acts of God, earthquake, riot, civil commotion, terrorism, war, strikes or other labor disputes, fire, flood, failure or delay of transportation, default by suppliers or unavailability of raw materials, governmental acts or restrictions or any other reason which is beyond the control of the respective Party. The Party affected by force majeure shall provide the other Party with full particulars thereof as soon as it becomes aware of the same (including its best estimate of the likely extent and duration of the interference with its activities), and will use Commercially Reasonable Efforts to overcome the difficulties created thereby and to resume performance of its obligations hereunder as soon as practicable.
     13.8 No Trademark Rights. Except to the extent set forth in Section 3.11 above, no right, express or implied, is granted by this Agreement to a Party to use in any manner the name or any other trade name or trademark of the other Party in connection with the performance of this Agreement or otherwise.
     13.9 Entire Agreement of the Parties; Amendments. This Agreement and the schedules and exhibits hereto constitute and contain the entire understanding and agreement of the Parties respecting the subject matter hereof and cancel and supersede any and all prior negotiations, correspondence, representations, assurances, promises, understandings and agreements between the Parties, whether oral or written, regarding such subject matter (each a “Pre-Contractual Statement”). Each Party acknowledges that it is not entering into this Agreement in reliance on any Pre-Contractual Statement. Neither Party shall have any right of action against the other Party arising out of or in connection with any Pre-Contractual Statement (except in the case of fraud or fraudulent misrepresentation). Notwithstanding the foregoing, the [**], and the [**], shall remain in full force and effect in accordance with its terms with respect to transfers of materials and disclosures of information governed thereby prior to the Effective Date, but shall be superseded by this Agreement with respect to such transfers and disclosures occurring on or after the Effective Date. No waiver, modification or amendment of any provision of this Agreement shall be valid or effective unless made in a writing referencing this Agreement and signed by a duly authorized officer of each Party.
     13.10 Captions. The captions to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement.
     13.11 Governing Law; Jurisdiction. This Agreement shall be governed by and interpreted in accordance with English law, excluding application of any conflict of laws principles that would require application of the Law of any other jurisdiction. Subject to Article 11, the courts of England are to have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement. Any proceedings, suit or action arising out of or in connection with this Agreement (“Proceedings”) shall therefore be brought in the English courts. Each Party agrees that this jurisdiction agreement is irrevocable and that it is for the benefit of the other Party. Each Party irrevocably waives (and irrevocably agrees not to raise) any objection, on the ground of forum non conveniens or on any other ground, to the taking of Proceedings in the English courts. Each Party also irrevocably agrees that a judgment against it in Proceedings brought in the English courts shall (provided there is no appeal pending or open) be conclusive and binding upon it and may be enforced in any other jurisdiction.
     13.12 Notices and Deliveries. Any notice, request, approval or consent required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given if delivered in person, transmitted by facsimile (receipt verified) or by express courier service (signature required) to the Party to which it is directed at its address or facsimile number shown below or such other address or facsimile number as such Party shall have last given by notice to the other Party.
If to Merck, addressed to:
Merck KGaA
Frankfurter Strasse 250
64293 Darmstadt, Germany
Attn: Merck Serono Legal Department
Facsimile: 49-6151-72-2373
If to Licensor, addressed to:
Idera Pharmaceuticals, Inc.
167 Sidney Street
Cambridge, MA 02139
Attention: Chief Executive Officer
Facsimile: (617) 679-5592
With a copy to:
Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, MA 02109
Attention: David E. Redlick, Esq.
Facsimile: (617) 526-5000
     13.13 Waiver. A waiver by either Party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any other term or condition hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either Party.
     13.14 Rights Of Third Parties. The Parties to this Agreement do not intend that any term of this Agreement shall be enforceable by virtue of the Contract (Rights of Third Parties) Act 1999 or otherwise by any Person who is not a Party to this Agreement.
     13.15 Severability. When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement. The Parties shall make a good faith effort to replace the invalid or unenforceable provision with a valid one which in its economic effect is most consistent with the invalid or unenforceable provision.
     13.16 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, and all of which together will be deemed to be one and the same instrument. A facsimile copy of this Agreement, including the signature pages, will be deemed an original.
[Remainder of page intentionally left blank]

     In Witness Whereof, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers as of the day and year first above written, each copy of which shall for all purposes be deemed to be an original.

IDERA PHARMACEUTICALS, INC.			MERCK KGaA
By	/s/ Sudhir Agrawal		By	/s/ Elmar Schnee
	Name:	Sudhir Agrawal		Name:	Elmar Schnee
	Title:	CEO and CSO		Title:	General Partner and Member of the Executive Board

i.V.
By			By	/s/ Jens Eckhardt
	Name:			Name:	Jens Eckhardt
	Title:			Title:	Legal Counsel

Schedule 1.11
Molecular Structures of Compounds
IMO-2055:
[**]
IMO-2125:
[**]

Schedule 1.24
Characteristics of Follow-On Compounds
Follow-On Compounds will be evaluated for their ability to meet or exceed the activity of [**], which shall serve as the benchmark for the synthesis of Follow-On Compounds. Follow-On Compounds that meet or exceed the activity of [**] in the following assays will be deemed to have satisfied the evaluation criteria and will be designated as Follow-On Compounds. Any assay conducted using primary human cells shall be conducted separately using cells from two individual donors.
[**]

Schedule 1.37
Licensor Materials
Compounds
Present Inventory:
Licensor will provide Merck with the Drug Product vials [**].
The bulk API will be provided to Merck against reimbursement by Merck of the costs which Idera had incurred [**]. Merck will elect in writing within [**] days after Effective Date if and to what extent bulk API shall be transferred to Merck. Such election shall be in [**] gram quantities.

[**]	Approximately [**] grams bulk API	Approximately [**] [**]mg Drug Product vials
Follow-On Compounds
Licensor will provide Merck with up to [**]mg of each Follow-On Compound at time of transfer to Merck pursuant to Section 3.6, [**] to Merck.

IDP Compound #	Sequence	Modifications
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**].

Schedule 1.38
Licensor Patents

Idera Number:	Docket #	Continuation	PCT Nationalization County	Title:	Status	Application Number	Application Date	Patent /Publication Number	Grant Date

[**]
Confidential materials omitted and filed separately with the Securities and Exchange Commission. A total of 7 pages have been omitted.

Schedule 2.3
Initial Technology Transfer
Technology Transfer Plan — IMO-2055 & IMO-2125
     [**]

Schedule 2.4
Manufacturing Technology Transfer
Manufacturing Technology Transfer Plan — IMO-2055 & IMO-2125
     [**]

Schedule 3.3
On-Going Trials Budget
Theradex® Study Budget — IDP 2055-200 (NSCLC) — Payment Schedule.
[**]
Confidential materials omitted and filed separately with the Securities and Exchange Commission. A total of 17 pages have been omitted.

Schedule 6.5
Patent Countries
[**]

Schedule 7.3.1
Idera Press Release
Contacts:

Idera Pharmaceuticals, Inc.	MacDougall Biomedical Communications
Kelly Luethje	Chris Erdman
617-679-5519	508-647-0209
E-mail: kluethje@iderapharma.com	E-mail: cerdman@macbiocom.com
Idera Pharmaceuticals and Merck KGaA to Collaborate
on Development of TLR9 Agonists for Treatment of Cancer
Cambridge, MA, December XX, 2007 — Idera Pharmaceuticals, Inc. (Nasdaq: IDRA) announced today that it has entered into a worldwide licensing and collaboration agreement with Merck KGaA of Darmstadt, Germany, for the research, development and commercialization of Idera’s Toll-like Receptor 9 (TLR9) agonists for the treatment of cancer.
Under the agreement, Idera has agreed to exclusively license the therapeutic oncology applications, excluding cancer vaccines, of its lead TLR9 agonists, IMO-2055 and IMO-2125. In addition, Idera and Merck KGaA have agreed to engage in a research collaboration to identify a specified number of novel, follow-on TLR9 agonists, which will be derived using Idera’s chemistry-based approach and for which Merck will have the exclusive right to use in oncology applications other than cancer vaccines.
“Merck is committed to the development of innovative approaches to cancer therapy on a global basis and we expect that this collaboration with Idera will help us move toward that goal,” said Vincent Aurentz, Executive Board Member and Head of Portfolio Management and Business Development for the Merck Serono division. “We believe that TLR9 agonists represent a novel mechanism of action with great potential and we look forward to advancing their development for various oncology indications.”
Under the terms of the agreement, Merck KGaA has agreed to pay an upfront license fee of $40 million (about EUR 27 million based on current exchange rates) to Idera. In addition, Idera is eligible to receive milestone payments of up to $389 million, based on current exchange rates, (EUR 264 million), depending on success in achieving clinical development and commercialization, as well as royalties on sales of any products developed and commercialized by Merck KGaA using IMO-2055, IMO-2125 or the follow-on TLR9 agonists. The contract will take effect and the upfront fee will be paid following, and subject to, regulatory clearance under the Hart-Scott-Rodino Antitrust Improvements Act.
“Idera has chosen to collaborate with Merck KGaA for the application of our TLR9 agonists in oncology because of its proven capabilities and success in developing novel therapies for cancer and their commitment to global research, development and commercialization in this area,” said Sudhir Agrawal, D. Phil., Chief Executive Officer and Chief Scientific Officer of Idera. “This collaboration adds Merck KGaA’s experience and resources to the development of our TLR9 agonists in oncology and provides us with additional capital to advance our internal TLR-targeted drug discovery and development programs. We look forward to working closely with Merck KGaA to realize the potential of TLR9 agonists in cancer therapy.”
About IMO-2055
IMO-2055 is a novel DNA-based agonist of TLR9. IMO-2055 has been evaluated at multiple-dose levels for safety and immunological activity in Phase 1 trials involving healthy volunteers and patients with refractory solid tumors. IMO-2055 is currently in a Phase 1b trial in combination with Tarceva® and Avastin® in patients with advanced non-small cell lung cancer and is being evaluated at two dose levels in a Phase 2a trial in patients with renal cell carcinoma. IMO-2055 also is being evaluated in combination with chemotherapy agents in a Phase 1 trial in patients with refractory solid tumors.
About IMO-2125
IMO-2125 is a second DNA-based TLR9 agonist and is of a class designed to induce high levels of interferon-alpha and other cytokines and chemokines. IMO-2125 presently is being evaluated in a Phase I trial in patients with chronic hepatitis C virus infection who have not responded to standard treatment. This indication is not included in the agreement with Merck KGaA.
About TLRs
Toll-like Receptors (TLRs) function in human immune cells as the sensors of pathogens. They recognize different microbial products present in pathogens such as bacteria, viruses and parasites, and mount an appropriate immune response against the foreign invaders. TLRs have also been shown to recognize endogenous ligands in autoimmune diseases. TLRs have become attractive targets for developing immune modulators to treat a number of diseases, including cancers and infectious, respiratory and autoimmune diseases, and for use as vaccine adjuvants.
About Merck KGaA
Merck of Darmstadt, Germany, is a global pharmaceutical and chemical company with sales of EUR 6.3 billion in 2006, a history that began in 1668, and a future shaped by 30,962 employees in 61 countries. Its success is characterized by innovations from entrepreneurial employees. Merck’s operating activities come under the umbrella of Merck KGaA, in which the Merck family holds an approximately 70% interest and free shareholders own the remaining approximately 30%. In 1917 the U.S. subsidiary Merck & Co. was expropriated and has been an independent company ever since.

About Idera Pharmaceuticals, Inc.
Idera Pharmaceuticals is a drug discovery and development company that is developing drug candidates to treat cancer and infectious, respiratory, and autoimmune diseases, and for use as vaccine adjuvants. Idera’s proprietary drug candidates are designed to modulate specific TLRs, which are a family of immune system receptors. Idera’s pioneering DNA chemistry expertise enables it to identify drug candidates for internal development and creates opportunities for multiple collaborative alliances. Internal programs include IMO-2125, a lead candidate for treating infectious diseases, and discovery-stage compounds for autoimmune diseases. Idera has identified DNA-based compounds which have been shown to act as antagonists to TLRs 7 and 9 in preclinical studies and are being evaluated in preclinical disease models of lupus, collagen-induced arthritis and multiple sclerosis. Idera is collaborating with Novartis International Pharmaceutical, Ltd. for the discovery, development, and commercialization of TLR9 agonists for the treatment of asthma and allergy indications. Idera is also collaborating with Merck & Co., Inc. for the use of Idera’s TLR7, 8 and 9 agonists in combination with Merck & Co.’s therapeutic and prophylactic vaccines in the areas of oncology, infectious diseases, and Alzheimer’s disease. Merck & Co. of the U.S. is not related to Merck KGaA of Germany. For more information, visit www.iderapharma.com.
Idera Forward Looking Statements
This press release contains forward-looking statements concerning Idera Pharmaceuticals, Inc. that involve a number of risks and uncertainties. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “estimates,” “intends,” “should,” “could,” “will,” “may,” and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause Idera’s actual results to differ materially from those indicated by such forward-looking statements, including whether the collaboration with Merck KGaA will be successful and whether the Company will receive any of the milestone payments provided for under the collaboration; whether products based on Idera’s technology will advance into or through the clinical trial process on a timely basis or at all and receive approval from the United States Food and Drug Administration or equivalent foreign regulatory agencies; whether, if the Company’s products receive approval, they will be successfully distributed and marketed; whether the results of preclinical studies will be indicative of results that may be obtained in clinical trials; whether the Company’s collaborations with Novartis and Merck & Co. will be successful; whether Idera’s cash resources will be sufficient to fund the Company’s operations, including product development and clinical trials; and such other important factors as are set forth under the caption “Risk Factors” in Idera’s Quarterly Report on Form 10-Q filed on November 13, 2007, which important factors are incorporated herein by reference. Idera disclaims any intention or obligation to update any forward-looking statements.
# # #

Schedule 7.3.2
Merck Press Release

Your Contact

Phyllis Carter
News Release	Phone +49 6151-72 7144
December xx, 2007
Merck KGaA and Idera Pharmaceuticals to Collaborate
on Development of TLR9 Agonists for Treatment of Cancer
Darmstadt, December xx, 2007 — Merck KGaA announced today that it has entered into a worldwide licensing and collaboration agreement on behalf of its Merck Serono division with Idera Pharmaceuticals, Inc. of Cambridge, Massachusetts, USA (Nasdaq: IDRA) for the research, development, and commercialization of Idera’s Toll-like Receptor 9 (TLR9) agonists for the treatment of cancer.
Under the agreement, Idera has agreed to exclusively license the therapeutic oncology applications, excluding their use with cancer vaccines, of its lead TLR9 agonists, IMO-2055 and IMO-2125. In addition, Merck and Idera have agreed to engage in a research collaboration to identify a specified number of novel, follow-on TLR9 agonists, which will be derived using Idera’s chemistry-based approach and for which Merck will have the exclusive right to use in oncology applications other than cancer vaccines.
“Merck is committed to the development of innovative approaches to cancer therapies on a global basis and we expect that this collaboration with Idera will help us move toward that goal,” said Vincent Aurentz, Executive Board Member and Head of Portfolio Management and Business Development for the Merck Serono division. “We believe that TLR9 agonists represent a novel mechanism of action with great potential and we look forward to advancing their development for various oncology indications.”
Under the terms of the agreement, Merck has agreed to pay an up-front license fee of $40 million (about EUR 27 million based on current exchange rates) to Idera. In addition, Idera is eligible to receive milestone payments of up to $389 million based on current exchange rates (EUR 264 million), depending on success in achieving clinical development and commercialization, as well as royalties on sales of any products developed and commercialized by Merck based on IMO-2055, IMO-2125 or the follow-on TLR9 agonists. The contract will take effect and the upfront fee will be paid following regulatory clearance under the Hart-Scott-Rodino Antitrust Improvements Act.
“Idera has chosen to collaborate with Merck KGaA for the application of our TLR9 agonists in oncology because of its proven capabilities and success in developing novel therapies for cancer and its commitment to global research, development and commercialization in this area,” said Sudhir Agrawal, D. Phil., Chief Executive Officer and Chief Scientific Officer of Idera.
About IMO-2055
IMO-2055 is a novel DNA-based agonist of TLR9. It has been evaluated at multiple dose levels for safety and immunological activity in Phase I trials involving healthy volunteers and patients with refractory solid tumors. IMO-2055 is currently in a Phase 1b trial in combination with Tarceva® and Avastin® in patients with advanced non-small cell lung cancer and is being evaluated at two dose levels in a Phase IIa trial in patients with renal-cell carcinoma (kidney cancer). It also is being evaluated in combination with chemotherapy agents in a Phase I trial in patients with refractory solid tumors.
About IMO-2125
IMO-2125 is a second DNA-based TLR9 agonist and is of a class designed to induce high levels of interferon-alpha and other cytokines and chemokines. IMO-2125 currently is being evaluated in a Phase I trial in patients with chronic hepatitis C virus infection who have not responded to standard treatment. This indication is not included in the agreement with Merck.
About TLRs
Toll-like Receptors (TLRs) function in human immune cells as the sensors of pathogens. They recognize different microbial products present in pathogens such as bacteria, viruses and parasites, and mount an appropriate immune response against the foreign invaders. TLRs have also been shown to recognize endogenous ligands in autoimmune diseases. TLRs have become attractive targets for developing immune modulators to treat a number of illnesses, including cancers and infectious, respiratory and autoimmune diseases, and for use as vaccine adjuvants.
About Idera Pharmaceuticals, Inc.
Idera Pharmaceuticals is a drug discovery and development company that is developing drug candidates to treat cancer and infectious, respiratory, and autoimmune diseases, and for use as vaccine adjuvants. Idera’s proprietary drug candidates are designed to modulate specific TLRs, which are a family of immune system receptors. Idera’s pioneering DNA chemistry expertise enables it to identify drug candidates for internal development and creates opportunities for multiple collaborative alliances. For more information, visit www.iderapharma.com.
All Merck Press Releases are distributed by e-mail at the same time they become available on the Merck Website. Please go to http://www.subscribe.merck.de to register online, change your selection or discontinue this service.
Merck is a global pharmaceutical and chemical company with sales of EUR 6.3 billion in 2006, a history that began in 1668, and a future shaped by 30,962 employees in 61 countries. Its success is characterized by innovations from entrepreneurial employees. Merck’s operating activities come under the umbrella of Merck KGaA, in which the Merck family holds an approximately 70% interest and free shareholders own the remaining approximately 30%. In 1917 the U.S. subsidiary Merck & Co. was expropriated and has been an independent company ever since.

Schedule 10.4(c)
Other Effects of Termination
Part I: General
Pursuant to Section 10.4(c), Merck, its Affiliates and Sublicensees shall, at Licensor’s request:
     (A) notify the applicable Regulatory Authorities relating to such regulatory documentation, applications for Regulatory Approvals and Regulatory Approvals;
     (B) provide Licensor with copies of all correspondence between Merck and any Regulatory Authorities relating to such regulatory filings, applications for Regulatory Approval and Regulatory Approval;
     (C) assign (or cause its Affiliates to assign) to Licensor all agreements with any Third Party with respect to the conduct of clinical trials for the terminated Compounds, Follow-On Compounds and/or Licensed Products, including agreements with contract research organizations, clinical sites and investigators, unless expressly prohibited by any such agreement (in which case Merck shall cooperate, and shall cause its Affiliates and Sublicensees to cooperate, with Licensor in all reasonable respects to secure the consent of such Third Party to such assignment);
     (D) provide Licensor with copies of all reports and data generated or obtained by or on behalf of Merck or its Affiliates or Sublicensees pursuant to this Agreement that relate to any Compounds, Follow-On Compounds and/or Licensed Products that have not previously been provided to Licensor;
     (E) if Merck, its Affiliates or Sublicensees have manufactured, are manufacturing or are having manufactured any Compounds, Follow-On Compounds, Licensed Products and/or any intermediate thereof: (x) Merck shall, if requested by Licensor, supply Licensor with requirements for all such Compounds, Follow-On Compounds, Licensed Products and intermediates for up to [**] months after such termination at a transfer price equal to [**], (y) within ninety (90) days after Licensor’s written request, Merck shall provide to Licensor or its designee all information in its possession with respect to the manufacture of each such Compound, Follow-On Compound, Licensed Product or intermediate;
     (F) grant to Licensor a non-exclusive, world-wide, irrevocable, perpetual, royalty-bearing (as set forth on this Schedule 10.4(c)), license, including the right to grant sublicenses, in, to and under the Merck Patents, including Merck’s interest in any Joint Patents, and under any other intellectual property rights of Merck claiming or disclosing subject matter conceived, discovered, made or reduced to practice (in whole or in part) after the Effective Date by or on behalf of Merck, its Affiliates or Sublicensees pursuant to the research, use, Development, manufacture, or Commercialization of Compounds, Follow-On Compounds or Licensed Products, to research, Develop, make, have made, import, export, use and Commercialize, Compounds, Follow-On Compounds and Licensed Products in the Field; and

     (G) grant to Licensor an exclusive, worldwide, irrevocable, perpetual, royalty-bearing (as set forth on this Schedule 10.4(c)), license under all trademarks (if any) then being used by Merck with respect to the applicable Compounds, Follow-On Compounds and/or Licensed Products; provided that the foregoing shall not include any right or license in or to Merck’s corporate tradenames, trademarks or logos.
Part II: “Reverse” Royalty
If Licensor elects to (a) use clinical data owned by Merck, its Affiliates or sublicensees and provided to Licensor pursuant to Section 10.4(c) or this Schedule 10.4(c) (excluding safety data and other data required by a Regulatory Authority to be submitted) to support an application for Regulatory Approval for a Licensed Product that reverts to Licensor pursuant to Section 10.4(c), (b) obtain a non-exclusive license under Merck Patents solely owned by Merck pursuant to Paragraph F, and/or (c) obtain an exclusive trademark license under Paragraph G, in consideration of such rights and licenses, then if (and only if) Licensor’s notice of termination pursuant to Section 10.3 or Merck’s notice of termination pursuant to Section 10.2 or 10.3 is given after Merck’s completion of at least one Phase II Clinical Trial with respect to such Licensed Product, the following provisions shall apply to such Licensed Product (but not to other Licensed Products):
A. License Fee for Licensed Products
Within thirty (30) days after the first commercial sale of such Licensed Product by Licensor, its Affiliates or sublicensees (with first commercial sale to be determined by applying the definition of First Commercial Sale to the sale of the Licensed Product by Licensor, its Affiliates and sublicensees, a “Licensor First Commercial Sale”), Licensor shall pay to Merck a one-time payment equal to [**] percent ([**]%) of all milestone payments actually paid by Merck to Licensor pursuant to Section 5.2 with respect to such Licensed Product.
B. Royalty Payments for Licensed Products
In addition to A. above, Licensor shall pay Merck a royalty in the amount set forth below on net sales of such Licensed Product by Licensor, its Affiliates or sublicensees after the effective date of termination (with such net sales being determined by applying the definition of Net Sales mutatis mutandis to any such sales of such Licensed Product by Licensor, its Affiliates or sublicensees) (hereinafter, respectively, “Licensor Net Sales” and the “Post-Termination Royalty”).
The applicable royalty rate shall be determined on a Licensed Product-by-Licensed Product and country-by-country basis based on the annual worldwide Licensor Net Sales of such Licensed Product.
1. The use of clinical data owned by Merck, its Affiliates or sublicensees and provided to Licensor pursuant to Section 10.4(c) or this Schedule 10.4(c) (excluding safety data and other data required by a Regulatory Authority to be submitted) to support an application for Regulatory Approval for a Licensed Product that reverts to Licensor pursuant to Section 10.4(c) shall bear a royalty between [**] percent ([**]%) and [**] percent ([**]%) of Licensor Net Sales, as determined in accordance with the royalty chart set forth below. For purposes of clarity, the provision of (a) safety data, and/or (b) data, information or documentation other than clinical data, shall not, by itself, trigger a royalty obligation pursuant to this Paragraph 1.
2. In addition to Paragraph 1 above of this Part II, the grant of a non-exclusive license pursuant to Paragraph (F) of this Schedule 10.4(c) shall bear a royalty between [**] percent ([**]%) and [**] percent ([**]%) of Licensor Net Sales, as determined in accordance with the royalty chart set forth below; provided that the royalty obligation set forth in this Paragraph 2 shall apply solely with respect to a non-exclusive license elected under the Merck Patents solely owned by Merck.
3. In addition to Paragraph 1 and/or 2 of this Part II, the grant of an exclusive license to the trademark(s) pursuant to Paragraph (G) of this Schedule 10.4(c) shall bear a royalty between [**] percent ([**]%) and [**] percent ([**]%) of Licensor Net Sales, as determined in accordance with the royalty chart set forth below.
4. Except as expressly provided on this Schedule 10.4(c), Licensor shall have no obligation to make any payments to Merck in consideration for the rights, licenses, information and materials provided or to be provided to Licensor pursuant to Section 10.4(c) or this Schedule 10.4(c).

Annual Worldwide Licensed Product Licensor Net Sales	Incremental Royalty
(in €) per Calendar Year	Rate

For Licensor Net Sales of all Licensed Products from €[**]up to and including €[**]	[**]%

For that portion of Licensor Net Sales of all Licensed Products that is greater than €[**]and less than or equal to €[**]	[**]%

For that portion of Licensor Net Sales of all Licensed Products that is greater than €[**]and less than or equal to €[**]	[**]%

For that portion of Licensor Net Sales of all Licensed Products that is greater than €[**]	[**]%
By way of illustration, assume in a Calendar Year that Licensor Net Sales of all Licensed Products in Euros total €[**], and that only one of Paragraphs 1, 2 or 3 above applies. The total royalties due and payable by Licensor to Merck for such Licensor Net Sales would be [**] Euros (€[**]), calculated as follows:
          [**]
               Total Royalty      = €[**]
If two (2) of Paragraphs 1, 2 and 3 above apply, the total royalties due and payable by Licensor to Merck would be €[**]. If all of Paragraphs 1, 2 and 3 above apply, the total royalties due and payable by Licensor to Merck would be €[**].
For purposes of determining whether a royalty threshold described above has been attained, only Licensor Net Sales that are subject to a royalty payment shall be included in the total amount of

Licensor Net Sales and any Licensor Net Sales of Licensed Products for which the applicable Post-Termination Royalty Term (as defined below) has expired shall be excluded.
The royalty obligations set forth on this Schedule 10.4(c) shall be determined on a Licensed Product-by-Licensed Product and country-by-country basis and shall be payable for the period commencing on the Licensor First Commercial Sale of such Licensed Product by Licensor, its Affiliates or sublicensees in such country and ending ten (10) years thereafter, provided however, that in the event Licensor elected to obtain a license to a Merck Patent under Paragraph F of this Schedule 10.4(c), then such royalty shall be payable for the longer of (i) ten 10 years after the date of the Licensor First Commercial Sale of such Licensed Product by Licensor, its Affiliates or sublicensees in such country, or (ii) the date on which the manufacture, use, sale, offer for sale or importation of such Licensed Product in such country ceases to be Covered by a Valid Claim of a Merck Patent solely owned by Merck (the “Post-Termination Royalty Term”). Upon the expiration of each Post-Termination Royalty Term, all rights and licenses with respect to which the Post-Termination Royalty Term has expired shall become fully paid, royalty-free, irrevocable, perpetual, transferable and sublicensable.
Except for the last sentence of Section 5.7, Sections 5.6 through 5.13 of the Agreement shall apply mutatis mutandis to payments to be made by Licensor under this Part B of Schedule 10.4(c) as if Licensor was Merck, and Merck was Licensor in any of these Sections.